UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Calamos Asset Management, Inc.

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CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630-245-7200

April 17, 2009

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders of Calamos Asset Management, Inc. The meeting will be held at 9:00 a.m. local time on Friday, May 22, 2009 at our main offices, 2020 Calamos Court, Naperville, Illinois 60563. The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting.

Please sign and return the enclosed proxy card promptly in the postage-paid envelope. A majority of the voting power of our common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the annual meeting. You may revoke your proxy at any time before it is voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Sincerely yours,

John P. Calamos, Sr.
Chairman of the Board,
Chief Executive Officer and
Co-Chief Investment Officer

CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630 245-7200

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDERS MEETING
to be held on May 22, 2009

THE PROXY STATEMENT AND ANNUAL REPORT
TO SECURITY HOLDERS ARE AVAILABLE AT:
www.calamos.com\proxy

Notice is hereby given that the annual meeting of stockholders of Calamos Asset Management, Inc. will be held at 9:00 a.m. local time on Friday, May 22, 2009 at our main offices, 2020 Calamos Court, Naperville, Illinois 60563, for the following purposes:

1. To elect six (6) directors identified in the proxy statement to our board of directors. If elected, each director will hold office until the 2010 annual meeting of stockholders or until that person’s successor is elected and qualified;

2. To ratify our audit committee’s appointment of KPMG LLP, an independent registered public accounting firm, as independent auditors for the current fiscal year ending December 31, 2009;

3. To amend our Incentive Compensation Plan to allow for a stock option exchange program; and

4. To transact such other business that may be raised at the annual meeting or any adjournments or postponements of the annual meeting.

You must have owned shares at the close of business on April 3, 2009 to be entitled to receive notice of, and to vote on, all matters presented at the annual meeting. Even if you plan to attend the annual meeting in person, we ask you to please complete, sign and return the enclosed proxy card.

By order of the board of directors,

James J. Boyne
Secretary

April 17, 2009
Naperville, Illinois

CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630-245-7200

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

April 17, 2009

This proxy statement and the accompanying notice of annual meeting of stockholders are being furnished in connection with the solicitation by the board of directors of Calamos Asset Management, Inc., a Delaware corporation, of proxies for use at the 2009 annual meeting of stockholders. The annual meeting will be held at 9:00 a.m. local time on Friday, May 22, 2009 at our headquarters, 2020 Calamos Court, Naperville, Illinois 60563. We expect that this proxy statement and the enclosed proxy, together with a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 will be mailed on or about April 23, 2009 to each stockholder entitled to vote at the annual meeting.

Unless the context otherwise requires, references to “we,” “us,” “our” and “company” refer to Calamos Asset Management and its consolidated subsidiaries. Calamos Family Partners, Inc., a Delaware corporation, its subsidiaries and their predecessor companies, are referred to herein as our “predecessor company.” “Calamos Interests” refers to Calamos Family Partners and John P. Calamos, Sr., the Chairman of the Board, Chief Executive Officer and Co-Chief Investment Officer of the company.

Calamos Family Partners is wholly owned by John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. (Calamos Principals). John P. Calamos, Sr. holds the controlling interest in Calamos Family Partners, which holds all of our outstanding Class B common stock. Calamos Asset Management is the sole manager of Calamos Holdings LLC. As of March 31, 2009, Calamos Holdings was owned approximately 21% by Calamos Asset Management and 79% by Calamos Interests.

Calamos Asset Management entered into a stockholders’ agreement with Calamos Family Partners, Calamos Holdings, the Calamos Principals and family affiliates which, among other things (i) restricts transfers of (a) the shares of Calamos Family Partners owned by the Calamos Principals and their family affiliates, (b) the shares of our Class B common stock and ownership in Calamos Holdings held by Calamos Interests and (c) any shares of our Class A common stock issued upon conversion of our Class B common stock or in exchange for any membership interest in Calamos Holdings, and (ii) allows Calamos Family Partners to designate two persons to attend all of our board meetings as observers. Calamos Family Partners has designated John P. Calamos, Jr. and Laura Calamos-Nasir, children of John P. Calamos, Sr., as its board observers.

VOTING INFORMATION

Who can vote?

You may vote if you held shares of our Class A or Class B common stock directly as a stockholder of record or beneficially in street name at the close of business on April 3, 2009 (the record date). As of the record date, we had 19,621,097 shares of Class A common stock outstanding and 100 shares of Class B common stock outstanding. All the shares of Class B common stock are held by Calamos Family Partners.

How many votes are needed to hold the annual meeting?

In order to take any action at the annual meeting, the record holders of shares having a majority of the voting power as of the record date must be present at the meeting. This is called a quorum.

Who may vote on each proposal?

The holders of our Class B common stock, voting separately, are entitled to elect two directors at the annual meeting. The holders of our Class A and Class B common stock, voting together, are entitled to elect the remaining four directors and vote on all other matters submitted to stockholders. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The nominees for election by the holders of our Class A and Class B common stock, voting together, are G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight.

How many votes per share am I entitled to?

If you hold shares of Class A common stock, you are entitled to one vote per share. Holders of shares of Class B common stock are entitled to the number of votes per share equal to: ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B common stock held, and (B) (I) the product of (x) the ownership interest held in Calamos Holdings by such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B common stock held. All of the 100 outstanding shares of Class B common stock are currently held by Calamos Family Partners, which also holds approximately a 78% ownership interest in Calamos Holdings. As a result, Calamos Family Partners is entitled to approximately 784 million votes, representing 100% of the Class B voting power and approximately 98% of the combined voting power of our company.

Who counts the votes?

The final voting results will be tallied by our transfer agent, The Bank of New York Mellon, which also will serve as the inspector of elections. The results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2009.

What is a proxy?

A proxy allows someone else (the proxy holder) to vote your shares on your behalf. The board of directors of Calamos Asset Management (board of directors or board) is asking you to allow any of the persons named on the proxy card (John P. Calamos, Sr., Nick P. Calamos and James J. Boyne) to vote your shares at the annual meeting.

How do I vote by proxy?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. For more information on these options, please see your proxy card or the information your bank, broker, or other holder of record provided to you. Unless you indicate otherwise on your proxy card, the persons named as your proxy holders on the proxy card will vote your shares “FOR” all nominees to the board of directors, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (the independent auditors) for the fiscal year ending December 31, 2009, and “FOR” the amendment to our Incentive Compensation Plan to allow for a stock option exchange program described in this proxy statement. If any other matters come before the annual meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy by submitting another proxy with a later date before the beginning of the annual meeting. You also may revoke your proxy by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, whether you plan on attending in person or not, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

What is the voting requirement to approve each proposal?

For the election of directors (Proposal No. 1), each nominee for each Class B director position receiving a plurality of votes of the Class B stockholders entitled to vote and each nominee for the remaining four director positions receiving a plurality of the combined votes of the Class A and Class B stockholders entitled to vote, shall be elected, without regard to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Therefore, the two nominees for Class B director positions and the four nominees for the remaining director positions receiving the highest number of votes cast at the meeting from their respective stockholder voting group will be elected. An affirmative vote of the holders of shares of Class A and Class B common stock, voting together as a single class, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matters, are necessary to ratify the appointment of KPMG LLP (Proposal No. 2) and approve the amendment to our Incentive Compensation Plan (Proposal No. 3). Shares properly voted “ABSTAIN” on Proposal No. 2 or Proposal No. 3 will be treated as having voted “AGAINST” the applicable proposal.

Calamos Family Partners, which holds approximately 98% of the combined voting power of the company, has advised us that it intends to vote “FOR” all of the nominees for director, “FOR” ratification of the appointment of KPMG LLP, and “FOR” the amendment of our Incentive Compensation Plan. This would result in the election of all six director nominees, the ratification of KPMG LLP’s appointment by the audit committee, and the amendment of our Incentive Compensation Plan to allow for a stock option exchange program.

Who pays for this proxy solicitation?

We pay the cost of soliciting your proxy. Proxies also may be solicited by directors, officers and employees of our company and its subsidiaries, without additional compensation to those individuals. We also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and we will reimburse such holders for their reasonable expenses in doing so.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

Our board’s nominating and governance committee recommended, and the board approved, all of the nominees named below for election as members of the board of directors of Calamos Asset Management. All nominees are currently directors and are standing for re-election by our company’s stockholders. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The holders of our Class A and Class B common stock, voting together as a group, are entitled to vote for the election of the remaining four director positions, the nominees for which are G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight. If elected, each director will serve until the 2010 annual meeting of stockholders or until a successor is elected and qualified or until that person’s earlier resignation, retirement, death, disqualification or removal.

The board has affirmatively determined that the board is currently composed of a majority of independent directors, and that the following nominees are independent as defined under the NASDAQ Stock Market rules: G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight. For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with Calamos Asset Management, other than his service as a director. In making the determination of independence, the board applies the objective measures and principles contained in the NASDAQ and U.S. Securities and Exchange Commission (SEC) standards defining independence, considers any direct or indirect material relationships which the director has with Calamos Asset Management, and any other relevant facts and circumstances. In particular, the board re-evaluated the lending and deposit relationships which MB Financial Bank, N.A., a subsidiary of MB Financial, Inc., where Mitchell S. Feiger is the President and Chief Executive Officer and a director, has with certain Calamos family interests, and concluded that such relationship is immaterial to MB Financial, Inc. and does not affect Mr. Feiger’s independence.

Unless you mark on your proxy card to withhold authority to vote for one or all of the director nominees, the persons named as proxy holders intend to vote “FOR” all of these nominees; however Class A stockholders are entitled to vote only with respect to Messrs. Bulkley, Feiger, Gilbert and Knight.

Recommendation of the Board

The board of directors recommends a vote “FOR” each of the following nominees. The voting requirements for this proposal are described in the Voting Information section.

Nominees

Listed below are the names, ages, and principal occupations for the past five years of the director nominees:

John P. Calamos, Sr., 68, is our Chairman of the Board, Chief Executive Officer and Co-Chief Investment Officer. Mr. Calamos is the uncle of Nick P. Calamos and founded our predecessor company in 1977. Previously, he enlisted in the United States Air Force and ultimately earned the rank of Major. Mr. Calamos received his undergraduate degree in economics and an MBA in finance from the Illinois Institute of Technology. He is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

Nick P. Calamos, 47, is our Senior Executive Vice President and Co-Chief Investment Officer and a director of our company. He joined our predecessor company in 1983 and has more than 25 years of experience in the investment industry. Mr. Calamos oversees our research and portfolio management function. He received his undergraduate degree in economics from Southern Illinois University and a master’s degree in finance from Northern Illinois University. A Chartered Financial Analyst, Mr. Calamos is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

G. Bradford Bulkley, 52, has served on our board since 2005. From October 7, 2002 to January 28, 2005, Mr. Bulkley served as a member of the Calamos Family Partners advisory board. Mr. Bulkley founded Bulkley Capital, L.P., and has over 30 years of experience in corporate finance. He began his career at Harris Trust & Savings Bank in Chicago, where he was a commercial lender to middle-market companies in the Midwest. He then formed and managed one of the largest communications lending divisions in the country at what is now Bank of America. Additionally, Mr. Bulkley has been a director or advisory board member of several privately held companies. He is a member of the National Association of Corporate Directors, the North Texas National Association of Corporate Directors and the Association for Corporate Growth. Mr. Bulkley received a bachelor’s degree from Trinity University in San Antonio, Texas, and an MBA in finance from DePaul University in Chicago.

Mitchell S. Feiger, 50, has served on our board since 2007. Since 1999, Mr. Feiger has been the President and Chief Executive Officer of MB Financial, Inc., a NASDAQ-traded company. He also serves as a director of MB Financial and MB Financial Bank, N.A. (Illinois). Mr. Feiger began his career with Touche Ross & Co. in 1982. From 1984 to 1992, he held a variety of positions with Affiliated Banc Group, ending as executive vice president. From 1992 to 1999, he was president and a director of Coal City Corp., adding the title of chief executive officer in October 1998. Coal City merged with MB Financial in 1999. Mr. Feiger received his bachelor’s degree from the University of Illinois, Champaign, and his MBA from the University of Chicago Graduate School of Business. He is a member of the advisory board for the Institute for Truth in Accounting, a public interest group created to enhance the credibility of public and private sector financial reporting by encouraging the issuance of understandable, reliable and relevant information.

Richard W. Gilbert, 68, has served on our board since 2005. From June 4, 2002 to January 28, 2005, Mr. Gilbert served as a member of the Calamos Family Partners advisory board. In addition to serving on the board of Calamos Asset Management, he has served as an independent director for the Principal Mutual Funds since 1984. He is also an independent director of the Horton Insurance Agency. From 1990 to 1995, Mr. Gilbert was Chairman and director of the Federal Home Loan Bank of Chicago. He also has served as a director of Bulkley Capital, L.P. since 1996. Before retiring from active management in 1994, Mr. Gilbert was Publisher and Chief Executive Officer of Pioneer Press Newspapers in suburban Chicago; President and Chief Operating Officer of Park Communications, a media company in Ithaca, New York; and President of the Des Moines Register, a family-owned communications company. Mr. Gilbert graduated from Simpson College in Indianola, Iowa.

Arthur L. Knight, 71, has served on our board since 2004. From August 14, 2002 to January 28, 2005, Mr. Knight served as a member of the Calamos Family Partners advisory board. Since 1994, Mr. Knight has served as a business consultant and independent director for a number of private and public, industrial, financial and service companies. Currently, he serves on the board of directors of Hi-Tech Plastics, Inc. Prior to 1994, Mr. Knight served as President, Chief Executive Officer and Director of Morgan Products, Ltd., a New York Stock Exchange-listed company. Previously, he held a number of executive positions with Houdaille Industries, Inc., also a New York Stock Exchange-listed company, and its successors. His final position at Houdaille was President, Chief Executive Officer and director of John Crane Houdaille, Inc. Mr. Knight is a member of the National Association of Corporate Directors. He received his bachelor’s degree from Dartmouth College and an MBA from the University of New York at Buffalo.

CORPORATE GOVERNANCE

Calamos Asset Management regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review laws affecting corporate governance, as well as rules adopted by the SEC and NASDAQ. Additional corporate governance information, including our corporate governance guidelines and committee charters, is located under Corporate Governance link on the Investor Relations section of our website at http://investors.calamos.com.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics (Code of Conduct), which applies to all employees and directors of Calamos Asset Management. The Code of Conduct is posted under the Corporate

Governance link on the Investor Relations section of our website at http://investors.calamos.com and is available in print to stockholders who request a copy from our Secretary at our principal executive offices. Interested parties may address a written request for a printed copy of the Code of Conduct to: Secretary, Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.

Attendance at Board and Committee Meetings and Annual Meeting of Stockholders

For the fiscal year ended December 31, 2008, the board held thirteen meetings which were attended by all of the directors who were serving at the time with the exception of Mitchell S. Feiger, who attended twelve. The audit committee held eleven meetings, the compensation committee held eight meetings and the nominating and governance committee held two meetings; each of which were attended by all of the independent, non-management directors who were serving at the time, with the exception of Mitchell S. Feiger, who attended all of the nominating and governance committee meetings, all the compensation committee meetings and ten audit committee meetings.

Under the company’s corporate governance guidelines, directors are expected to prepare for and use reasonable efforts to participate in all board meetings and meetings of committees on which they serve. To promote open discussion among the directors who are not officers or employees of our company, these non-management directors, who also serve as members of each of the board’s committees, generally meet in executive session after regularly scheduled meetings. The board has a policy encouraging director attendance at annual meetings of stockholders. Our 2008 stockholder meeting was attended by five of our six directors.

Committee Membership and Meetings

The table below provides current membership information for the audit committee, the compensation committee and the nominating and governance committee.

Nominating and
	Audit	Compensation	Governance

G. Bradford Bulkley	M	M	M
Mitchell S. Feiger	M	M	M
Richard W. Gilbert	C	M	M
Arthur L. Knight	M	C	C

M — Member
C — Chairman

Below is a description of each standing committee of the board. The board has affirmatively determined that each standing committee consists entirely of independent directors pursuant to rules established by NASDAQ and promulgated under the Securities Exchange Act of 1934, as amended.

Nominating and Governance Committee

The nominating and governance committee has the following responsibilities, among other functions:

•	identifying individuals qualified to serve as our directors;

•	recommending qualified individuals for election to our board of directors;

•	recommending to our board the directors to serve on each of our board committees; and

•	developing and recommending corporate governance guidelines to the board.

The nominating and governance committee charter is posted under the Corporate Governance link on the Investor Relations section of our website at http://investors.calamos.com. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.

Criteria for board nomination.  The committee considers the appropriate balance of experience, skills and other characteristics required of board members; seeks to ensure that at least a majority of the directors are independent under NASDAQ rules; and requires that members of the audit committee meet the financial literacy requirements under NASDAQ rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business and willingness to devote adequate time to board duties.

Board nomination process.  The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the above-referenced criteria for selection as a nominee and have the specific qualities or skills being sought based upon input from board members. The committee generally considers re-nomination of incumbent directors provided that they continue to meet the board’s qualification criteria. New director candidates may be identified by members of the board as well. Candidates are evaluated by the committee by reviewing the candidates’ biographical information, qualifications and references. Qualified nominees are interviewed by the board chairman and members of the committee. The committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend a candidate to the board. The board selects nominees to be presented for the approval of the stockholders or for election to fill a vacancy. Although the committee prefers to consider nominees identified by the board, the committee will consider stockholder recommendations of proposed director nominees that are timely received. The committee uses a similar process to evaluate candidates recommended by stockholders.

To recommend a prospective nominee for the committee’s consideration, please submit the candidate’s name and qualifications to our Secretary at our principal executive offices. Submissions must include (a) the proposed nominee’s name and qualifications, including five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements, board memberships (if any), as well as the reason for the stockholder’s recommendation, (b) the name and address of the stockholder or stockholders proposing such nominee, (c) the number of shares of stock which are beneficially owned by such stockholder or stockholders, and (d) a description of any financial or other relationship between the stockholder(s) and the nominee or between the nominee and our company or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the stockholders. Recommendations received by December 19, 2009, will be considered for nomination at the 2010 annual meeting of stockholders.

Audit Committee

The audit committee is responsible for assisting the board’s oversight of:

•	the quality and integrity of financial statements and related disclosure and systems of internal controls;

•	the independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	compliance with legal and regulatory requirements.

The audit committee is a separately designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended. In addition, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The audit committee meets with the independent auditors and reviews the scope of their audit, reports and recommendations.

The audit committee operates under a written charter adopted by the board, a copy of which is posted under the Corporate Governance link on the Investor Relations section of our website at http://investors.calamos.com. A copy of the charter also may be obtained by written request to our Secretary at our principal executive offices.

Each current member of the audit committee (1) meets the heightened independence standards for audit committee members under SEC rules currently in effect and (2) has the accounting or financial management expertise required for audit committee members under NASDAQ rules. The board has determined that Mr. Feiger is qualified as an audit committee financial expert within the meaning of the SEC rules.

Compensation Committee

The compensation committee has the following responsibilities, among other functions:

•	recommending the compensation of our directors, including equity-based compensation, to our board for approval;

•	reviewing and approving corporate goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of the goals and, based on such evaluation, determining the chief executive officer’s compensation;

•	determining the total compensation for our Named Executive Officers (as defined in the summary compensation table below);

•	with respect to our equity-based compensation plans, approving the grants of stock options and other equity-based incentives for employees as permitted under our compensation plans; and

•	reviewing and making recommendations to our board regarding new employment, consulting, retirement and severance agreements and arrangements proposed for our senior executives.

The compensation committee charter is posted under the Corporate Governance link on the Investor Relations section of our website at http://investors.calamos.com. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.

Information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

DIRECTOR COMPENSATION

Director Compensation Table for 2008

The following table provides compensation information for non-employee directors of the company for the fiscal year ended December 31, 2008.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash ($)	Awards(1)(2) ($)	Awards(1)(3) ($)	Compensation ($)	Total ($)

G. Bradford Bulkley	99,250	26,178	32,194	—	157,622
Mitchell S. Feiger	95,500	12,536	13,569	—	121,605
Richard W. Gilbert	108,250	29,690	35,848	—	173,788
Arthur L. Knight	114,350	29,076	32,146	—	175,572

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards (SFAS) 123(R), and, where applicable, includes amounts from awards granted from 2004 through 2008. No forfeitures for the non-employee directors occurred during 2008. Assumptions used in the calculation of these amounts are set forth in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2008 included in the company’s Annual Report on Form 10-K filed with the SEC on March 13, 2009.

(2)	On February 15, 2008, each non-employee director received 2,022 restricted stock units (RSUs) that will vest at the rate of 33 1 / 3% per year for Messrs. Bulkley and Feiger, beginning February 15, 2012. Mr. Gilbert’s RSUs will vest 33 1/3% on February 15, 2012 and 66 2/3% on May 1, 2012. Mr. Knight’s RSUs will vest 33 1/3% on February 15, 2012 and 66 2/3% on August 14, 2012. Each RSU grant had a grant date fair value of $40,015. G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight held an aggregate of 6,052, 3,473, 6,052 and 6,218 RSUs, respectively, as of December 31, 2008.

(3)	On February 15, 2008, each non-employee director received 6,066 stock options that will vest at the rate of 33 1/3% per year Messrs. Bulkley and Feiger, beginning February 15, 2012. Mr. Gilbert’s stock options will vest

33 1/3% on February 15, 2012 and 66 2/3% on May 1, 2012. Mr. Knight’s stock options will vest 33 1/3% on February 15, 2012 and 66 2/3% on August 14, 2012. Each stock option grant had a grant date fair value of $39,613. The closing market price on the date of grant for a share of Class A common stock and the exercise price per share is $19.79. G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight held an aggregate of 19,406, 10,419, 21,079 and 18,655 option awards, respectively, as of December 31, 2008.

Our non-employee directors receive an annual retainer fee of $50,000, payable in quarterly installments, and a meeting attendance fee of $2,500 for each board meeting attended in person and $1,500 for each board meeting attended telephonically. In addition, there is an annual supplemental retainer of $10,000 (payable quarterly) for the audit committee chairperson and an annual supplemental retainer of $5,000 each (payable quarterly) for the chairpersons of the compensation committee and the nominating and corporate governance committee. The meeting attendance fee for the audit committee is $1,250 per committee meeting and $1,000 per committee meeting for each of the compensation committee and the nominating and governance committee. As provided in the Director Compensation table above, non-employee directors have also been awarded restricted stock units (RSUs) and stock options pursuant to the company’s incentive compensation plan. Directors who are officers or employees of Calamos Asset Management do not receive additional compensation for serving as a director. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors, including expenses associated with attending continuing education programs for directors.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the Class A common stock beneficially owned as of March 31, 2009, by (1) the Calamos Family, which includes Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos (both of whom are director nominees and Named Executive Officers) and John P. Calamos, Jr., (2) each non-management director, (3) each other Named Executive Officer, (4) each other stockholder known to us to beneficially own more than 5% of our total outstanding Class A common stock and (5) all nominees for directors and executive officers as a group. All of our outstanding Class B common stock is held by Calamos Family Partners.

				Percent of Class A
	Amount of		Percent of	Common Stock
	Beneficial		Class A	Assuming
Name of Beneficial Owner	Ownership**		Common Stock	Exchange(1)

Calamos Family:
Calamos Family Partners	20,070,154	(2)	*	50.6%
Non-Management Directors:
G. Bradford Bulkley	4,290		*	*
Mitchell S. Feiger	—		—	—
Richard W. Gilbert	1,000		*	*
Arthur L. Knight	19,445		*	*
Other Named Executive Officers:
James F. Baka	1,900		*	*
Cristina Wasiak	—		—	—
Randall T. Zipfel	—		—	—
Other 5% Beneficial Owners:			*	*
Morgan Stanley	3,971,241	(3)	20.2%	10.0%
Earnest Partners, LLC	1,643,504	(4)	8.4%	4.1%
Total outstanding Class A Shares			19,621,037	39,626,628
All director nominees and executive officers as a group (12 persons)	20,091,224	(5)	*	50.7%.

*	Less than 1%.

**	Unless otherwise indicated, beneficial ownership means the sole power to vote and dispose of shares.

(1)	Assumes the Calamos Interests exchange their ownership in Calamos Holdings and convert their shares of our Class B common stock for shares of our Class A common stock. See footnote 2 below.

(2)	Includes (i) ownership interest in Calamos Holdings and 100 shares of our Class B common stock owned by Calamos Family Partners, exchangeable and convertible, respectively, on demand for our Class A common stock, (ii) ownership interest in Calamos Holdings by John P. Calamos, Sr., exchangeable on demand for our Class A common stock, (iii) 37,647 Class A common shares held by John P. Calamos, Sr. and spouse, (iv) 15,935 Class A common shares held by Nick P. Calamos, and (v) 11,342 Class A common shares held by John P. Calamos, Jr. The formula for exchanging ownership interest in Calamos Holdings for our Class A common shares is set forth in our Second Amended and Restated Certificate of Incorporation. For purposes of this beneficial ownership calculation, the exchange is based in part on the NASDAQ Global Select Market closing price of $4.81 for our Class A common stock on March 31, 2009 and a fair market valuation by management of our net assets other than our ownership interest in Calamos Holdings. In the case of an actual exchange, we anticipate the majority of our independent directors determining the fair market value of a share of our Class A common stock as well as the fair market value of our net assets other than our ownership interest in Calamos Holdings. Also, pursuant to our Second Amended and Restated Certificate of Incorporation, Calamos Family Partners, as a holder of shares of Class B common stock, is entitled to a number of votes per share equal to ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B common stock held, and (B) (I) the product of (x) the ownership interest held in Calamos Holdings LLC by such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B common stock held. Calamos Family Partners’ interest represents approximately 98% of the votes of the holders of the common stock of the company. John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. own and serve as directors of Calamos Family Partners. John P. Calamos, Sr. has a controlling interest in Calamos Family Partners and is deemed to beneficially own all of Calamos Family Partner’s interest in Calamos Holdings and all 100 shares of our Class B common stock. The mailing address for each of Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. is c/o Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563.

(3)	Based on information disclosed in a Schedule 13G/A filed by Morgan Stanley with the SEC on February 17, 2009. Morgan Stanley’s mailing address is 1585 Broadway, New York, New York 10036.

(4)	Based on information disclosed in a Schedule 13G/A filed by Earnest Partners, LLC with the SEC on February 13, 2009. Earnest Partners LLC’s mailing address is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309.

(5)	Includes the holdings described in footnote 2 above.

EXECUTIVE OFFICERS OF THE REGISTRANT

Listed below are the names, ages, and principal occupations for the past five years of our executive officers who are not directors:

James F. Baka, 41, is our Executive Vice President, Wealth Management. Mr. Baka joined our predecessor company in 2003 and oversees our wealth management group, which provides investment services to high net worth individuals, family offices and private foundations. Before taking on his current role in 2007, Mr. Baka was our Senior Vice President and National Sales Manager — Institutional Sales, where he had oversight of the company’s institutional services and private wealth management areas. He received his bachelor’s degree in finance and management from Arizona State University.

Nimish S. Bhatt, 45, is our Senior Vice President and Director of Operations. Mr. Bhatt joined our predecessor company in 2004 and oversees the operations, accounting and administration of our investment products. Mr. Bhatt has a bachelor’s degree in advanced accounting and auditing and a law degree in taxation from India’s Gujarat University. He also has an MBA from The Ohio State University. Mr. Bhatt is a member of the Investment Company Institute’s Accounting/Treasurer’s Committee and serves as a member of the board of directors of National Investment Company Service Association.

James J. Boyne, 43, is our Senior Vice President, General Counsel and Secretary. Mr. Boyne joined the company in 2008 and is responsible for all legal, compliance and internal audit matters for the company. From 2001 through 2008, Mr. Boyne served as the Executive Managing Director, Chief Operating Officer (since 2004) and General Counsel of McDonnell Investment Management LLC. Prior to that, he served as Senior Vice President and Deputy General Counsel at Van Kampen Investments Inc. Mr. Boyne has a bachelor’s degree in marketing from Northern Illinois University and a J.D. from IIT Chicago-Kent College of Law.

Gary J. Felsten, 60, is our Senior Vice President and Director of Human Resources. Mr. Felsten joined the company in 2007 after working at the CFA Institute in Charlottesville, Virginia as Managing Director of Human Resources for almost three years. Prior to that, he held several senior management human resources positions at UBS Global Asset Management and its predecessor company, Brinson Partners, Inc. Mr. Felsten received his bachelor’s degree in personnel management from Western Illinois University and his master’s degree in industrial relations from Loyola University of Chicago.

Cristina Wasiak, 56, is our Senior Vice President and Chief Financial Officer. Ms. Wasiak joined the company in 2008 and is responsible for all financial and budgeting areas of the company. Ms. Wasiak had been a partner of Tatum, LLC since 2004. During her tenure at Tatum, Ms. Wasiak assisted in the reconstruction efforts at HealthSouth Corporation and was the Chief Financial Officer of LaserGrade. Ms. Wasiak holds an MBA from Harvard University and a Bachelor of Arts from Princeton University.

Randall T. Zipfel, 50, is our Senior Vice President and Chief Operating Officer, Investments and IT. Mr. Zipfel joined the company in 2006 and oversees our investment support and information technology functions. Mr. Zipfel has more than 25 years of management, administration and financial experience. From 2001 to 2006, Mr. Zipfel served as chief operating officer for INVESCO-NAM, where he directed all administrative, financial, human resources and business/investment support functions. Mr. Zipfel has a bachelor’s degree in computer science and business systems from Bowling Green State University and an MBA from Bellarmine University, with an emphasis on management.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The current members of the compensation committee are G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight, none of whom served as an officer or employee of the company or any of its subsidiaries during fiscal year 2008 or formerly served as an officer of the company or its subsidiaries.

None of the executive officers of the company have served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the following Compensation Discussion and Analysis section. Based on that review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in this Proxy Statement.

Respectfully submitted:

COMPENSATION COMMITTEE
Arthur L. Knight (Chairman)
G. Bradford Bulkley
Mitchell S. Feiger
Richard W. Gilbert

The Compensation Committee Report does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions relating to the executive officers’ compensation. This information describes the manner and context in which compensation is earned by and awarded to our executive officers and provides perspective on the tables and narrative that follows.

Overview

Our guiding business principle is to outperform client expectations in risk-adjusted investment performance and service. Our corporate culture places a high value on teamwork, building long-term relationships, intellectual curiosity and ongoing professional development. We believe adherence to this principle and maintenance of this culture will contribute to long-term success for our company and growth in stockholder value.

Our compensation philosophy and performance-based compensation programs are designed to recruit, motivate and retain executive officers who will advance our business principle, embrace our values and help us meet or exceed our strategic objectives with the overall objective of improving stockholder value.

What are the objectives of the company’s executive compensation program?

Our compensation program for our executive officers is designed to meet the following objectives:

•	attract and retain top-tier talent within the investment management industry;

•	link total compensation to individual, team and company performance; and

•	align executives’ interests with the company’s stockholders.

What is the company’s executive compensation program designed to reward?

Our compensation philosophy calls for a strong alignment between the interests of our executive officers and the company’s goals to ensure that our executive compensation program supports the company’s strategies. Our executive compensation program is designed to reward ongoing contributions to our success. Executives who perform at superior levels in achieving the company’s key corporate objectives receive superior levels of compensation. The total compensation package rewards past performance and encourages future contributions to achieving the company’s strategic goals and enhancing stockholder value.

We emphasize incentive compensation in our overall compensation package for executives. Our short-term incentive program ties non-equity incentive plan compensation opportunities to our annual performance against goals based on our strategic objectives. Our long-term incentive program uses a combination of restricted stock units and stock options to focus the long-term compensation opportunity squarely on the value of our stock. We have typically used longer-than-average vesting periods for these awards to reinforce a long-term view of continual growth and success.

Who is responsible for administering the company’s executive compensation program?

Our executive compensation program is administered by the compensation committee of the board of directors. See the Nominees section for information on the committee members and the Corporate Governance section for additional information on the committee’s other responsibilities.

What process has the committee followed to implement the executive compensation program?

The committee convenes meetings throughout the year to discuss and review compensation matters. Further, the committee conducts an annual review of the compensation program for all employees, including Named Executive Officers.

In the annual review, the committee reviews: (i) an analysis of compensation survey and peer group data specific to the investment management industry, (ii) the company’s existing program, as described in tally sheets, summarizing compensation packages for the company’s senior executives, and (iii) our incentive compensation plan and employment agreements with our Named Executive Officers. The committee also seeks and receives input on our executive compensation program from the executive officers and human resources team. Decisions on annual short-term incentive plan payments are made prior to the end of the year. Overall target compensation and equity awards for the current year are typically made in January and February.

The survey and peer group data reviewed by the committee compares the company’s levels of executive compensation against a benchmark group of 12 public companies in the investment management industry as of June 13, 2008, as compiled by McLagan Partners, a leading industry consultant. For 2008, the benchmark group included the following companies:

Affiliated Managers Group	Federated Investors, Inc.
Alliance Bernstein L.P.	Franklin Resources, Inc.
Bank of NY Mellon	GAMCO Investors, Inc.
Black Rock, Inc.	Invesco Ltd.
Cohen & Steers, Inc.	Janus Capital Group, Inc.
Eaton Vance Corp.	T. Rowe Price Group, Inc.

Although most of these peers are larger than our company, the committee believes the group to be appropriate for purposes of determining market compensation because these are the public companies with which we compete. We refer to this group as the “industry peer group.”

With respect to survey and peer group data, the committee recognizes that reported positions in the compiled data will not exactly match the positions at our company. As such, the committee factors into its review the authority, experience, performance and responsibilities of each executive.

What other information does the committee consider when making executive compensation decisions?

In addition to survey and other data relating to the competitive landscape, the committee also reviews tally sheets which set forth detailed information relating to the compensation of each executive officer and a comparison of the individual elements of compensation against the industry peer group. The committee takes this information into account as it makes determinations on an executive’s current compensation. Other information provided to the committee includes the dilutive effects of stock and option awards and the expense of compensation and benefits. The committee is provided information related to the anticipated costs that will be incurred as a result of the actions under consideration, as well and performance measures of the company.

The committee also considers the deductibility of compensation for tax purposes. Internal Revenue Code section 162(m) limits the ability of public companies to deduct certain compensation in excess of $1 million paid to the Chief Executive Officer or other Named Executive Officers. This limitation does not apply to compensation that qualifies as performance-based. It is the committee’s view that, in general, compensation should be structured to comply with the Section 162(m) rules and thereby be deductible. However, there may be instances in the future where the compensation paid to an executive is not fully deductible.

What are the individual components of the executive compensation program and why does the company choose to pay them? How are the amounts for each component of executive compensation determined?

The company has entered into employment agreements with John P. Calamos, Sr., Nick P. Calamos, John P. Calamos, Jr. and James F. Baka. The primary purpose for entering into the employment agreements is to provide the executive certainty with respect to his positions, duties, responsibilities and authority, as well as compensation and provisions relating to termination of employment. Equally important, the employment agreements secure for the benefit of the company and stockholders the executive’s agreement to certain restrictive covenants. Under the employment agreements, the executive officer has agreed that while employed and for certain periods after termination of employment:

•	not to use or disclose any confidential information relating to our company;

•	not to be involved in any investment management business other than ours or provide any investment management services with or for any person, entity or organization other than our company, except as may be permitted by a vote of our independent directors;

•	except as required by law, not to use or refer to the Calamos name or the name of any of our funds or accounts, or the investment performance of any of our funds or accounts, in any public filing, advertising or marketing materials relating to any product or service that competes with any of our products or services; and

•	not to solicit any of our clients or solicit or retain any of our employees.

The committee takes into account the employment agreements when determining the compensation of these officers. As a condition to the receipt of certain incentive compensation by executive officers without employment agreements, the committee has required restrictive covenants along the lines of those noted immediately above.

As provided by the employment agreements, the primary components of our compensation program are base salary, short-term incentive compensation and long-term incentive compensation.

Salary.  Salaries are set and reviewed annually based on industry peer group data; the authority, experience, and responsibilities of the executives; as well as the executive’s performance. In the case of John P. Calamos, Sr., his base salary also recognizes the fact that he serves a dual role as both the Chief Executive Officer and Co-Chief Investment Officer. Nevertheless, with respect to John P. Calamos, Sr. and Nick P. Calamos, each voluntarily reduced their annual base salaries to $250,000 for 2008 as well as 2009.

The Summary Compensation Table provides information on salaries earned by the Named Executive Officers in 2008.

Short-Term Incentives.  Under the employment agreements, each of the executive officers is entitled to participate in the company’s short-term incentive program at a target payout opportunity expressed as a percentage of annual salary. Our other executive officers participate in the program with target payout percentages based on competitive market data and internal pay considerations. The payout opportunity is a significant portion of the total compensation package. The committee uses variously weighted key corporate objectives and consideration of individual achievement as the performance metrics for determining annual bonuses. For 2008, the key corporate objectives and weightings for our executive officers were:

•	20% — sales and marketing effectiveness, as measured by redemption rates and sales growth;

•	10% — investment performance, as measured by risk-adjusted performance of the investment strategies managed by the company over a blended short- and long-term measurement period;

•	20% — productivity and efficiency, as measured by the change in operating margin and return on operating capital;

•	20% — management evaluation, based upon the committee’s assessment of management’s execution of strategic initiatives for the year and progress regarding multi-year initiatives; and

•	30% — stockholder return relative to the industry peer group. Stockholder return is measured on a quarterly basis by adding (i) the change in the stock price for the quarter and (ii) any dividends paid during the quarter; and then dividing the sum of these two numbers by the stock price at the beginning of the quarter.

The committee also weighs discretionary factors based on evaluation of an executive’s performance, including performance on special projects, exceptional dedication and efforts, experience, and expectations for future contributions to achieving the company’s strategic goals and enhancing stockholder value.

Long-Term Incentives.  The committee believes that long-term equity-based incentives are an important part of the overall compensation package and are a crucial part of the pay-for-performance approach. The company’s incentive compensation plan provides for equity-based and cash-based awards. The committee has granted equity-based awards using restricted stock units (RSUs) and stock options. RSUs and stock options both provide for increased economic value from growth in the price of our stock. The committee sets guidelines for the number of RSUs and stock options to be granted based on competitive compensation data. The committee believes that using RSUs and stock options is beneficial as each type of award has favorable features. RSUs provide a greater retention effect to our executive officers than stock options by providing for some economic value if the price of our stock were to decrease below the grant date price. The stock options granted to our executives provide more performance incentive than RSUs by allowing a greater opportunity for increased economic value. Beginning with 2005, we have made annual grants in mid-February, following our year-end earnings announcement. The committee also has made grants throughout a year, primarily in connection with promotions or new hires.

Under the employment agreements, each of our Named Executive Officers is eligible for awards made under our incentive compensation plan and is eligible to receive a minimum annual award expressed as a multiple of base salary.

Restricted Stock Units.  Each RSU equals a share of common stock. RSUs vest if the recipient remains employed by the company for a prescribed period of time. With the exception of RSUs granted on February 13, 2009, RSUs granted vest one-third per year beginning four years from the grant date, and are fully vested at the end of the sixth year following the date of grant. On February 13, 2009, we approved bonuses of special, retention-oriented awards to certain executive officers and other key employees in recognition of their 2008 performance. These RSUs vest one-third per year beginning one year from the grant date, and are fully vested at the end of the third year following the date of grant.

Stock Options.  Stock options entitle the holder to purchase a fixed number of shares of common stock at a set price during a specified period of time. Because stock options only have value if the value of our common stock increases above the exercise price, options encourage efforts to enhance long-term stockholder value. Stock options are granted with a 10-year term. Options granted after February 2006 have an exercise price equal to the closing market price of the company’s common stock on the date of grant. As allowed under the company’s incentive compensation plan, stock options granted in and prior to February 2006 have an exercise price equal to the closing market price of the common stock on the day prior to the date of grant. Stock options granted under the incentive compensation plan vest one-third per year beginning four years from the grant date, and are fully vested at the end of the sixth year following the date of grant. In light of the significant decline in the market price our common stock, we are seeking stockholder approval of a stock option exchange program in order to restore the incentive and retention value of certain outstanding stock options. See the tables on Summary Compensation, Grants of Plan-Based Awards, Outstanding Equity Awards, and Option Exercises and Stock Vested for more information on RSUs and stock options granted to the Chief Executive Officer and the other Named Executive Officers. Also see Proposal No. 3 for more information on the proposed stock option exchange program.

Retirement Benefits.  All the executive officers participate in the company’s 401(k) profit sharing plan as do other employees of the company.

Executive Perquisites.  The company provides the executive officers with perquisites that the committee believes are reasonable and consistent with its overall compensation program. The committee periodically reviews the levels of perquisites provided to executive officers. One such perquisite is use of the company’s leased aircraft which is provided in part for security reasons by protecting the well-being of individual travelers and in part to enhance the efficiency of our executives while ensuring privileged information regarding corporate activities is not compromised. See the Summary Compensation Table for information regarding the perquisites received by our Named Executive Officers.

Severance and Change in Control Benefits.  Our employment agreements and plans have provisions which obligate us to pay severance or other benefits upon termination of employment or in the event of a change in control. We have included these provisions in furtherance of the retention value of these agreements and programs.

See the Potential Payments section below for a discussion of potential payments due to our Executive Officers in the event of termination of employment or a change in control.

What decisions were made with respect to 2008?

In early 2008, the committee conducted its annual review of compensation and determined short- and long-term incentive awards for 2007, and set base salaries and performance goals for 2008. Due primarily to the difficult market conditions, the compensation committee did not change the base salaries or short- and long-term incentive opportunities of the Chief Executive Officer or other Named Executive Officers for 2008. However, in support of the company’s cost containment efforts, John P. Calamos, Sr. and Nick P. Calamos each voluntarily reduced their respective annual base salaries for 2008 to $250,000. As part of its year end process, the committee approved the payment of 2008 short-term non-equity incentive awards based in large part on the company’s performance against the pre-established performance metrics. The 2008 base salary and long-term incentive award amounts are shown in the tables on Summary Compensation and Grants of Plan-Based Awards.

With the exception of our Investment Performance measure, the company fell below its targeted performance objectives for 2008. We achieved the target measure for our Investment Performance objective, which is measured by risk-adjusted performance of investment strategies over a blended short- and long-term measurement period. The scoring for the Sales and Marketing Effectiveness objective, as measured by redemption rates and sales growth, was close to the threshold measure. Results for our Productivity and Efficiency objective and our Stockholder Return objective fell below the threshold measures. After combining these results with our Management Evaluation performance, the committee approved short-term incentive compensation at approximately 39% of target levels. The committee also approved bonuses of special, retention-oriented awards to certain executive officers and other key employees in recognition of their 2008 performance. Two of our Named Executive officers received such a bonus. James F. Baka and Randall T. Zipfel were awarded 19,934 and 32,130 restricted stock units, respectively.

We paid Ms. Wasiak a $50,000 sign-on bonus and a guaranteed 2008 short term non-equity incentive payment of $200,000 in connection with her permanent hiring in August 2008.

What actions have been taken regarding 2009 compensation?

In December 2008 and February 2009, based on its review of the company’s compensation program, the provisions of the employment agreements, and the unprecedented market conditions affecting the company and financial markets generally, the compensation committee did not change the base salaries or short- and long-term incentive opportunities of the Chief Executive Officer or other Named Executive Officers for 2009. John P. Calamos, Sr. and Nick P. Calamos decided to maintain their voluntarily imposed $250,000 annual base salaries for 2009 as part of the company’s continuing cost containment efforts. The following table reflects 2009 and 2008 compensation data for our current Named Executive Officers:

					Short Term		Long Term
	2009		2008		2009	2008	2009	2008
Executive	Base Salary ($)		Base Salary ($)		Target Bonus(%)	Target Bonus(%)	Award Value(%)	Award Value(%)

John P. Calamos, Sr.	820,000	(1)	820,000	(1)	600	600	400	400
Cristina Wasiak	300,000		300,000		200	—	100	—
Nick P. Calamos	650,000	(1)	650,000	(1)	500	500	350	350
James F. Baka	250,000		250,000		200	200	200	200
Randall T. Zipfel	330,000		330,000		125	125	50	50

(1)	Voluntarily and temporarily reduced base salary to $250,000 for 2009 and 2008.

The committee also established corporate performance objectives and weightings for 2009 that will be the primary component of the annual short-term incentive program for executives. For 2009, the corporate objectives and weightings are:

•	20% — distribution effectiveness, as measured by redemption rates and sales growth;

•	15% — investment performance, as measured by risk-adjusted performance of the investment strategies managed by the company over a blended short- and long-term measurement period;

•	5% — income growth, as measured by the change in operating margin, operating margin relative to the industry per group, return on invested capital and return on the corporate investment portfolio;

•	30% — management evaluation, based upon: direct operating expenses, product rationalization, distribution platform improvement, efficiency and productivity, corporate culture, key talent retention, and execution of strategic initiatives; and

•	30% — stockholder return relative to the industry peer group. Stockholder return is measured on a quarterly basis by adding (i) the change in the stock price for the quarter and (ii) any dividends paid during the quarter; and then dividing the sum of these two numbers by the stock price at the beginning of the quarter.

In addition to the above objectives, individual factors such as the performance of an executive officer’s division or function will be weighed.

Summary Compensation Table for 2008

The following table provides compensation information for our Chief Executive Officer, our current and former Chief Financial Officers, each of the three highest compensated executive officers of the company who were serving in such capacities at year-end 2008, and a former executive officer for the fiscal year ended December 31, 2008.

							Non-Equity
Name and Principal	Fiscal				Stock	Option	Incentive Plan	All Other
Position	Year	Salary ($)	Bonus ($)		Awards(1) ($)	Awards(1) ($)	Compensation	Compensation ($)		Total ($)

John P. Calamos, Sr.	2008	250,000	—		1,047,386	1,188,278	1,920,276	504,811	(2)	4,910,750
Chairman, Chief	2007	814,375			845,136	982,128	3,444,000	132,367		6,218,007
Executive Officer	2006	775,000			430,644	497,801	4,650,000	318,504		6,671,949
and Co-Chief Investment Officer
Patrick H. Dudasik(3)	2008	89,125	—		—	—	214,027	2,712,852	(4)	3,016,004
Former Executive Vice	2007	461,875			(119,320)	(117,572)	1,189,935	69,232		1,484,151
President, Chief	2006	435,000			260,232	88,435	1,320,000	60,260		2,163,924
Operating Officer, Chief Financial Officer and Treasurer
Cristina Wasiak(5)	2008	241,655	288,247		—	—	—	135		530,037
Senior Vice President, Chief Financial Officer
Nick P. Calamos	2008	250,000	—		708,846	803,945	1,268,475	41,061	(6)	3,072,328
Senior Executive Vice	2007	650,000			567,370	659,562	2,275,000	30,924		4,182,856
President and Co-Chief	2006	650,000			278,973	322,614	3,250,000	47,025		4,548,612
Investment Officer
James F. Baka	2008	250,000	104,853	(7)	79,120	88,361	195,150	23,968	(8)	741,541
Executive Vice	2007	243,750			49,047	56,938	350,000	29,779		729,514
President,Wealth	2006	237,500			12,051	14,341	375,000	29,071		667,963
Management
Randall T. Zipfel	2008	330,000	169,004	(7)	18,290	19,970	161,000	23,875	(9)	722,140
Senior Vice President,	2007	307,500			7,052	8,205	387,500	31,400		741,658
Chief Operating Officer-	2006	101,042			—	—	187,500	72,371		360,912
Investments and Information Technology
Scott Craven Jones(10)	2008	245,000	—		(27,879)	(33,267)	—	637,671	(11)	821,526
Former Executive	2007	278,125			16,992	20,213	310,100	30,659		656,089
Vice President, Chief	2006	263,125			8,639	10,366	231,875	29,071		543,076
Administrative Officer

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R), and includes amounts from awards granted in 2004, 2005, 2006, 2007 and 2008. Assumptions used in the calculation of these amounts are set forth in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2008 which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 13, 2009.

(2)	Includes, among other items, $454,443 for personal use of the company’s leased private aircraft; $22,246 for 401(k) profit sharing and matching contributions; $27,773 dividend equivalent payment for restricted stock units; and a business gift. The value of personal aircraft usage reported is based upon the operating costs of the aircraft. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight when such person is invited to attend an event for business purposes. In cases where there is no business travel associated with a flight, all the operating costs of the aircraft incurred by the company constitute a perquisite. For those occasions where an executive’s spouse or other family member accompanies an executive on business travel, only additional operating costs associated with such passengers are included. The operating costs are the aggregate incremental cost based upon the hourly lease rate of the aircraft, the hourly rate of a flight department and our pilots, and the cost of fuel, meals, landing fees and other miscellaneous costs.

(3)	Employment terminated effective March 10, 2008.

(4)	Includes, among other items, $2,710,000 retirement payment; and $154 for reimbursement of taxes primarily in connection with the personal use of a company owned portable communication device.

(5)	Cristina Wasiak began employment on April 7, 2008.

(6)	Includes, among other items, $22,246 for 401(k) profit sharing and matching contributions; $17,803 dividend equivalent payment for restricted stock units; and $715 for reimbursement of taxes primarily in connection with the personal use of a company owned portable communication device.

(7)	Reflects the value of special, retention-oriented restricted stock units awarded on February 13, 2009 in recognition of 2008 performance.

(8)	Includes, among other items, $22,246 for 401(k) profit sharing and matching contributions; and $336 for reimbursement of taxes primarily in connection with the personal use of a company owned portable communication device.

(9)	Includes, among other items, $22,246 for 401(k) profit sharing and matching contributions; and $1,089 for reimbursement of taxes in connection with the personal use of leased corporate aircraft for spousal travel and company owned portable communication device.

(10)	Employment terminated effective November 15, 2008.

(11)	Includes, among other items, $630,000 in severance payments; and $326 for reimbursement of taxes primarily in connection with personal use of a company owned portable communication device.

Grants of Plan-Based Awards for 2008

During 2008, awards of non-equity incentive plan compensation, stock and options were granted pursuant to our incentive compensation plan to our Named Executive Officers, as indicated in the table below. With respect to the non-equity incentive plan awards, the table shows the range of possible payouts.

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:	Exercise or	Fair
					Number of	Number of	Base Price	Value of
		Estimated Possible Payouts Under Non-Equity Incentive Plan			Shares of	Securities	of Option	Stock and
		Awards			Stock or	Underlying	Awards	Option
	Grant	Thresh	Target	Maximum	Units(1)	Options(2)	Per Share	Awards(3)
Name	Date	($)	($)	($)	(#)	(#)	($)	($)

John P. Calamos, Sr.		0	4,920,000	7,380,000
	2/15/08				58,010			1,148,018
	2/15/08					174,030	19.79	1,136,482
Patrick H. Dudasik(4)		0	1,395,000	2,092,500
	2/15/08				—			—
	2/15/08					—	—	—
Cristina Wasiak		0	0	0
	2/15/08				—			—
	2/15/08					—	—	—
Nick P. Calamos		0	3,250,000	4,875,000
	2/15/08				40,223			796,013
	2/15/08					120,669	19.79	788,014
James F. Baka		0	500,000	750,000
	2/15/08				10,738			212,505
	2/15/08					32,214	19.79	210,370
Randall T. Zipfel		0	412,500	412,500
	2/15/08				5,054			100,019
	2/15/08					15,162	19.79	99,014
Scott Craven Jones(5)		0	350,000	350,000
	2/15/08				2,476			49,000
	2/15/08					7,428	19.79	48,508

(1)	Represents restricted stock unit awards, which vest in three equal annual installments commencing February 15, 2012 (subject to continual employment, except in certain circumstances) and acceleration upon a change in control.

(2)	Represents stock option awards, which vest in three equal annual installments commencing February 15, 2012 (subject to continual employment, except in certain circumstances), have a ten-year term and vest in full upon a change in control.

(3)	Represents grant date fair value of the awards as determined under SFAS 123(R).

(4)	Employment terminated effective March 10, 2008.

(5)	Employment terminated effective November 15, 2008.

Outstanding Equity Awards at Year-End 2008

The following table provides information regarding unexercised options and other equity incentive plan awards for our Named Executive Officers outstanding as of December 31, 2008. The awards vest as provided in the footnotes, subject to continued employment, except in certain circumstances, and acceleration of vesting in the event of a change in control.

	Option Awards					Stock Awards
						Number		Market
	Number of	Number of				of Shares		Value of
	Securities	Securities				or Units		Shares or
	Underlying	Underlying				of Stock		Units of
	Unexercised	Unexercised		Option		That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested(11)
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

John P. Calamos, Sr.	59,091	118,182	(1)	18.00	10/27/14	39,394	(6)	291,516
	—	112,500	(2)	28.76	02/14/15	37,500	(7)	277,500
	—	133,362	(3)	35.43	02/14/16	44,454	(8)	328,960
	—	168,603	(4)	27.58	02/14/17	56,201	(9)	415,887
	—	174,030	(5)	19.79	02/14/18	58,010	(10)	429,274
Patrick H. Dudasik(12)	—	—		—	—	—		—
Cristina Wasiak	—	—		—	—	—		—
Nick P. Calamos	37,879	75,757	(1)	18.00	10/27/14	25,253	(6)	186,872
	—	72,750	(2)	28.76	02/14/15	24,250	(7)	179,450
	—	87,321	(3)	35.43	02/14/16	29,107	(8)	215,392
	—	123,732	(4)	27.58	02/14/17	41,244	(9)	305,206
	—	120,669	(5)	19.79	02/14/18	40,223	(10)	297,650
James F. Baka	1,800	3,600	(1)	18.00	10/27/14	1,200	(6)	8,880
	—	5,775	(2)	28.76	02/14/15	1,925	(7)	14,245
	—	4,236	(3)	35.43	02/14/16	1,412	(8)	10,449
	—	27,195	(4)	27.58	02/14/17	9,065	(9)	67,081
	—	32,214	(5)	19.79	02/14/18	10,738	(10)	79,461
Randall T. Zipfel	—	10,200	(3)	27.58	02/14/17	3,400	(9)	25,160
	—	15,162	(4)	19.79	02/14/18	5,054	(10)	37,400
Scott Craven Jones(13)	—	—		—	—	—		—

(1)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of October 27, 2008, 2009 and 2010.

(2)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2009, 2010 and 2011.

(3)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2010, 2011 and 2012.

(4)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2011, 2012 and 2013.

(5)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2012, 2013 and 2014.

(6)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of October 27, 2008, 2009 and 2010.

(7)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2009, 2010 and 2011.

(8)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2010, 2011 and 2012.

(9)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2011, 2012 and 2013.

(10)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2012, 2013 and 2014.

(11)	Based on the NASDAQ Global Select Market closing price of $7.40 for the company’s Class A common stock on December 31, 2008, the last trading date of 2008.

(12)	Employment terminated effective March 10, 2008.

(13)	Employment terminated effective November 15, 2008; vested stock options may be exercised for a period of three months following termination of employment.

Option Exercises and Stock Vested During 2008

The following table provides information on option exercises and vesting of stock in fiscal year 2008 by our Named Executive Officers.

	Options Awards		Stock Awards
Number of Shares
	Acquired on	Value Realized on	Number of Shares		Value Realized
	Exercise	Exercise	Acquired on Vesting		on Vesting(5)
Name	(#)	($)	(#)		($)

John P. Calamos, Sr.	—	—	19,697		120,939
Patrick H. Dudasik(1)	—	—	—		—
Cristina Wasiak	—	—	—		—
Nick P. Calamos	—	—	12,626	(3)	77,523
James F. Baka	—	—	600	(4)	3,684
Randall T. Zipfel	—	—	—		—
Scott Craven Jones(2)	—	—	—		—

(1)	Employment terminated effective March 10, 2008.

(2)	Employment terminated effective November 15, 2008.

(3)	From this number of shares acquired, 4,980 shares were withheld for the associated tax liability.

(4)	From this number of shares acquired, 176 shares were withheld for the associated tax liability.

(5)	Based on the NASDAQ Global Select Market closing price of $6.14 for the company’s Class A common stock on October 24, 2008.

Potential Payments Upon Termination or Change in Control

As noted in the Compensation, Discussion and Analysis section, we have entered into employment agreements and maintain plans which obligate us to make payments and provide benefits to certain Named Executive Officers in the event of termination of employment or a change in control. A summary of the terms of those employment and transition agreements and the potential payments is provided below.

Employment Agreements

John P. Calamos, Sr. We entered into an employment agreement with John P. Calamos, Sr., effective October 26, 2004. Mr. Calamos serves as our Chairman, Chief Executive Officer and Co-Chief Investment Officer. On January 1, 2006, and on each subsequent January 1, Mr. Calamos’ agreement renewed or will renew for a three-year term, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. The agreement provided Mr. Calamos with a minimum annual base salary of $650,000, an annual discretionary target bonus of at least 600% of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. For 2008, Mr. Calamos’ annual base salary was $820,000, although Mr. Calamos voluntarily reduced his annual base salary to $250,000 for 2008 and 2009. Mr. Calamos participates in the benefit plans and programs generally available to our other senior executive officers. Under the agreement Mr. Calamos is eligible to receive annual equity awards under our incentive compensation plan in the discretion of our compensation committee. Effective January 2006, Mr. Calamos was expected to receive annual awards with a value equal to 400% of his base salary. Mr. Calamos’ employment agreement was amended effective as of January 1, 2009, through an Omnibus Amendment to comply with code section 409A of the Internal Revenue Code of 1986 and the regulations and other guidance issued thereunder. The Omnibus Amendment revised the employment agreements of Nick P. Calamos, John P. Calamos, Jr. and James F. Baka as well.

Mr. Calamos is entitled to receive the following severance payments if we terminate his employment without “cause” or he terminates his employment for “good reason”:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	base salary for 36 months; and

•	continued health care coverage for 36 months at employee rates

These severance benefits are subject to Mr. Calamos signing a release of claims against us, and complying with the restrictive covenants in his employment agreement. In the event Mr. Calamos accepts other full-time employment during his severance period, as specified in his employment agreement, the only remaining obligation of the company to Mr. Calamos (other than accrued base salary, bonus, vacation and unreimbursed expenses) will be to pay Mr. Calamos 50% of his remaining base salary payments, which will be paid in a lump sum. “Cause” is defined as (i) willful breach of agreement or of any material company policy, (ii) misappropriation of assets, (iii) conviction of a felony or other serious crime, (iv) willful acts resulting in censure of Mr. Calamos or similar adverse action by the SEC or state regulator, (v) an act of fraud or gross moral turpitude, or (vi) continued willful failure to substantially perform assigned duties after notice and opportunity to cure. “Good reason” is generally defined as any of the following after notice and opportunity to cure: (i) the continued breach by us of any material provision of his agreement, (ii) any material adverse change in the status, position or responsibilities of Mr. Calamos, including a change in Mr. Calamos’ reporting relationship, (iii) assignment of duties to Mr. Calamos that are materially inconsistent with his position and responsibilities, (iv) the failure by us to assign his employment agreement to a successor to us, or failure of a successor to us to explicitly assume and agree to be bound by his employment agreement, or (v) delivery of notice to Mr. Calamos of non-renewal of his employment agreement.

If Mr. Calamos dies or becomes disabled, he or his estate will receive life insurance or disability insurance payments, as applicable, continued health care coverage for 18 months at employee rates (in the case of disability) and any accrued base salary, bonus, vacation and unreimbursed expenses.

If Mr. Calamos’ employment is terminated in connection with a change in control within two years of a change in control, he will receive the following:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	lump sum payment equal to base salary and bonus for 36 months;

•	24 months health care continuation, and two years of welfare benefits at employee rates; and

•	pro rata bonus for the year in which the termination occurs.

In general, a “Change in Control” is deemed to have occurred in the event that any person, entity or group (other than an employee benefit plan of the Company or the Calamos Principals) shall become the beneficial owner of such number of shares of Class A and/or Class B Common Stock, and/or any other class of stock of the Company, then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than fifty percent (50%) of the voting power of all of the then outstanding shares of all such classes of voting stock of the Company so entitled to vote.

In addition, other earned cash or incentive benefits vest and become payable, and equity awards will vest in full upon such termination. These benefits are subject to Mr. Calamos signing a release of claims against us. Mr. Calamos’ employment agreement also includes a tax gross-up provision if excise taxes are imposed on Mr. Calamos for any amount, right or benefit paid or payable that is deemed to be an excess parachute payment.

Mr. Calamos has also entered into a non-competition agreement with us, pursuant to which he has agreed that, until the later of the fifth anniversary of the initial public offering or three years after the termination of his employment with us for any reason, he will comply with the restrictive covenants described in the Compensation Discussion and Analysis above.

Nick P. Calamos.  We entered into an employment agreement with Nick P. Calamos, effective October 26, 2004. Mr. Calamos serves as our Senior Executive Vice President and Co-Chief Investment Officer. The terms of Mr. Calamos’ employment agreement, as amended, are substantially similar to the terms in our agreement with John P. Calamos, Sr., including the restrictive covenants, except that Mr. Calamos received a minimum annual base salary of $500,000 and an annual discretionary target bonus of at least 500% of base salary. Mr. Calamos’ annual base salary has since increased to $650,000, with the last increase effective in February 2006. Mr. Calamos voluntarily reduced his annual base salary to $250,000 for 2008 and 2009. Under the agreement it was expected that Mr. Calamos would receive annual equity awards under our incentive compensation plan. Effective January 2006, Mr. Calamos was expected to receive annual awards with a value equal to 350% of his base salary.

James F. Baka.  We entered into an employment agreement with James F. Baka, effective on February 15, 2007. Mr. Baka serves as our Executive Vice President, Wealth Management. The terms of Mr. Baka’s employment agreement, as amended, are substantially similar to the terms in our agreement with Nick P. Calamos, except that Mr. Baka’s provides an initial base salary of $250,000, an annual discretionary target bonus of 200% of base salary, annual equity awards with a value equal to 200% of his base salary, and a salary continuation period of 24 months. Mr. Baka has also entered into restrictive covenants with us substantially similar to those we entered into with Mr. Nick Calamos.

Potential Payments

The following table illustrates the incremental dollar amounts which would be become payable to or received by the Named Executive Officers currently employed with the company under various post-employment scenarios or a change in control. These amounts reflect certain assumptions made in accordance with the SEC rules applicable to this disclosure. These assumptions are that the termination of employment or change in control occurred on December 31, 2008 and that the value of our common stock on that day was $7.40, the closing price on December 31, 2008, the last trading day of 2008. The amounts set forth below do not include payments and benefits not enhanced as a result of termination of employment or the change in control. These payments and benefits include benefits accrued under our tax-qualified 401(k) plan, accrued vacation pay, health plan continuation and similar amounts paid or made available when employment terminates applicable to our salaried employees generally. With respect to Mr. Jones, his employment terminated effective November 15, 2008 under the “termination without cause” scenario pursuant to which he received $630,000.

	John P.	Nick P.	James F.	Cristina	Randall T.
Scenario	Calamos, Sr.(1)	Calamos	Baka	Wasiak	Zipfel

Voluntary resignation or for “cause” termination	$1,743,137	$0	$0	$0	$0
Retirement	1,743,137	0	0	0	0
Death(2)	1,743,137	420,822	79,247	0	13,317
Disability(3)	1,749,226	420,822	79,247	0	13,317
Termination without “cause” or resignation for “good reason”(4)	4,212,793	1,982,982	391,759	0	0
Change in control but no termination(5)	1,743,137	1,184,570	180,116	0	13,317
Change in control and involuntary termination without “cause” or resignation for “good reason”(6)	19,011,922	15,158,422	2,974,156	0	13,317

(1)	Mr. John P. Calamos, Sr. has reached retirement eligibility which requires the attainment of age 55 and at least 10 continuous years of service within the Calamos organization. In the event Mr. Calamos were to voluntarily resign, retire or have his position terminated for any reason, all of his awards would continue to vest provided he remains retired from the investment management industry. We have assumed that John P. Calamos, Sr. would remain retired from the investment management industry and the amount shown reflects the value of the RSUs and “in the money” value of the stock options held by Mr. Calamos at December 31, 2008 assuming our stock price would remain constant throughout the vesting period.

(2)	Includes (a) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options, based on December 31, 2008 stock value of $7.40 per share, as follows: John P. Calamos, Sr., $1,743,137; Nick P. Calamos, $400,047; James F. Baka, $60,285; and Randall T. Zipfel, $13,317; and (b) health plan continuation benefits for Nick P. Calamos, $20,755 and James F. Baka, $18,962.

(3)	Includes (a) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options as follows: John P. Calamos, Sr., $1,743,137; Nick P. Calamos, $400,047; James F. Baka, $60,285; and Randall T. Zipfel, $13,317; and (b) health plan continuation benefits as follows: John P. Calamos, Sr., $6,089; Nick P. Calamos, $20,775; and James F. Baka, $18,962.

(4)	Includes (a) cash severance payments as follows: John P. Calamos, Sr., $2,460,000; Nick P. Calamos, $1,950,000; and James F. Baka, $375,000; (b) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options for John P. Calamos, Sr., $1,743,137; and (c) health plan continuation benefits as follows: John P. Calamos, Sr., $9,656; Nick P. Calamos, $32,982; and James F. Baka, $16,759.

(5)	Includes (a) “in the money” value due to accelerated vesting for all stock awards and stock options as follows: John P. Calamos, Sr., $1,743,137; Nick P. Calamos, $1,184,570; James F. Baka, $180,166; and Randall T. Zipfel, $13,317.

(6)	Includes (a) severance payments and excise tax gross-up as follows: John P. Calamos, Sr., $17,220,000; and $23,675; respectively; Nick P. Calamos, $11,700,000; and $1,333,608; respectively; and James F. Baka, $2,250,000 and $306,671, respectively; (b) “in the money” value due to accelerated vesting for all stock awards and stock options as follows: John P. Calamos, Sr., $1,743,137; Nick P. Calamos, $1,184,570; James F. Baka, $180,116; and Randall T. Zipfel, $13,317; and (c) health plan continuation benefits as follows: John P. Calamos, Sr., $8,962; Nick P. Calamos, $30,609; and James F. Baka, $28,192.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors of Calamos Asset Management consists of G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight. Each of the members of the audit committee is independent as defined under the NASDAQ listing standards and applicable law. The audit committee is responsible for overseeing the company’s financial reporting activities. The audit committee’s function is more fully described in the written charter, which is posted under the Corporate Governance link on the Investor Relations section of the company’s website at http://www.investors.calamos.com. Richard W. Gilbert serves as the chairman of the audit committee and Mitchell S. Feiger is qualified as an audit committee financial expert within the meaning of the SEC rules.

The audit committee has reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2008. In addition, the audit committee reviewed programs designed to monitor the effectiveness of the company’s internal controls over financial reporting and disclosure controls and procedures.

The audit committee has discussed with KPMG LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

The audit committee also has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to the board of directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Respectfully Submitted:

AUDIT COMMITTEE
Richard W. Gilbert (Chairman)
G. Bradford Bulkley
Mitchell S. Feiger
Arthur L. Knight

The report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of the board has appointed KPMG LLP as the independent registered public accounting firm to audit the books and accounts of Calamos Asset Management for its current fiscal year ending December 31, 2009. During the fiscal year ended December 31, 2008, KPMG rendered an opinion on the financial statements of Calamos Asset Management. In addition, KPMG provides us with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other services permitted under the Sarbanes-Oxley Act of 2002. Representatives of KPMG are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Recommendation of the Board

The board of directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the current fiscal year ending December 31, 2009. The voting requirements for this proposal are described in the Voting Information section.

Fees Paid to Independent Registered Public Accounting Firm

The board engaged KPMG to perform an annual audit of our financial statements for the fiscal year ended December 31, 2008. The following table sets forth the approximate aggregate fees for fiscal years ended December 31, 2008 and 2007 for services rendered by KPMG.

	Fiscal Years Ended
	December 31,
	2008	2007

Audit fees	$530,000	$550,000
Audit-related fees(1)	15,500	18,800
Tax fees(2)	—	65,000
All other fees(3)	—	2,421

Total fees	$545,000	$636,221

(1)	Audit-related fees consist of audit services performed for employee benefit plans.

(2)	Tax fees consist primarily of tax consulting with respect to IRS audits.

(3)	All other fees consist of the cost of seminars that employees attended.

Pre-Approval Process

The full audit committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors, subject to de minimis exceptions contained in the Exchange Act. The audit committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

PROPOSAL NO. 3
APPROVAL OF AMENDMENT TO EXISTING INCENTIVE COMPENSATION PLAN
TO ALLOW FOR A STOCK OPTION EXCHANGE PROGRAM
FOR EMPLOYEES OTHER THAN DIRECTORS AND CERTAIN OFFICERS

Introduction

We are seeking stockholder approval of an amendment to our existing incentive compensation plan (Plan) to allow for a stock option exchange program. If implemented, the exchange program would allow us to cancel certain stock options currently held by some of our employees in exchange for the grant of a lesser amount of stock options with lower exercise prices. Exchange ratios will be designed to result in a fair value of the replacement options to be granted approximately equal to the fair value of the options that are surrendered. Under the proposed program we would offer to issue new stock options with an exercise price ranging from $9.00 to $12.00 per share, and in any event not less than 120% of the closing price of our common stock on the date of grant, in exchange for stock options granted from October 2004 through December 2007. These options were originally granted with exercise prices ranging from $18.00 to $35.43.

None of our independent members of our board or the Calamos Principals will be eligible to participate in the exchange program. Stockholder approval is required for this proposal under the NASDAQ listing rules. If stockholders approve this proposal to amend our Plan, the board intends to commence the exchange program as soon as practicable after the annual meeting. If stockholders do not approve this proposal, the exchange program will not take place.

Overview

Our stock price has experienced a significant decline during the last several months due in large part to the continued weak economy as well as other factors that have negatively impacted our assets under management and thus adversely affected our financial results. As is the case with the business of many asset managers, our business has been, and continues to be, adversely impacted by the global financial and economic crises. We have taken a number of actions since January 2008 to transform and improve our performance. However, our efforts have not yet had a significant impact on our stock price, which remains at a relatively low level. Consequently, the company’s employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of our common stock and the average market price of our stock over the prior 12 months (underwater). Further, there can be no assurance that our efforts to transform and improve our performance will ultimately result in significant increases in our stock price in the near-term, if at all.

Thus, the board and the compensation committee believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide. The board and the compensation committee believe the exchange program is an important component in our strategy to align employee and stockholder interests through our equity awards. We believe that the exchange program is important for the company because it will permit us to:

•	Provide renewed incentives to our employees who participate in the exchange program. As of March 31, 2009, approximately 100% of our outstanding stock options eligible under the proposed exchange program were underwater. The weighted average exercise price of these underwater options was $25.10 as compared to a $7.41 closing price of our common stock on April 16, 2009. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. We believe the exchange program will enable us to enhance long-term stockholder value by providing greater assurance that the company will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our stockholders.

•	Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $4.0 million in compensation expense related to these underwater options, $1.3 million of which has already been expensed as of December 31, 2008 and $2.7 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. We believe it is undesirable to recognize compensation expense on options that are not perceived by our employees as providing value.

For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the Plan and shares of common stock available for future grants under the Plan as of March 31, 2009:

Equity Compensation Plan Information
As of March 31, 2009

			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued upon Exercise	Exercise Price of	Equity Compensation plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
Stock options	2,580,625	$24.01	N/A	(1)
Restricted stock units	1,285,796	—	N/A	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	3,866,421	$16.03	5,512,542	(1)

(1)	A combined total of 10,000,000 shares of Calamos Asset Management, Inc.’s common stock may be issued under the Plan. As of March 31, 2009, 621,037 shares have been issued upon vesting under this Plan.

If our stockholders do not approve the amendments authorizing the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We would continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.

Summary of Material Terms

If stockholders approve the requisite amendment to our existing Plan, the material terms of the exchange program will include eligibility, the exchange ratios to be applied to eligible options and the vesting schedule to apply to replacement options granted pursuant to the exchange program. These terms are summarized here and described in further detail below.

•	Except as noted below, the exchange program will be open to all eligible employees who are employed by us as of the start of the exchange program and remain employees through the date the exchange program ends. Eligible employees will be permitted to exchange any number of their eligible options for replacement options on a grant-by-grant basis.

•	None of our independent members of our board or the Calamos Principals will be eligible to participate in the exchange program.

•	The exchange ratios of shares subject to eligible options surrendered in exchange for replacement options granted will be determined in a manner intended to result in the grant of replacement options having a fair value approximately equal to the fair value of the eligible options they replace. The exchange ratios will be established shortly before the start of the exchange program and will depend on the original exercise price of the eligible option and the current fair value of the option at that time, calculated using the Black-Scholes option pricing model. The exchange program will not be a one-for-one exchange. Instead, participating employees will receive replacement options covering a lesser number of shares with a lower exercise price than are covered by the surrendered eligible options.

•	Each replacement option will have an exercise price ranging from $9.00 to $12.00 per share, and in any event not less than 120% of the closing price of our common stock on the date of grant, and will have a term equal to the remaining term of the option being replaced.

•	Some of the replacement options will be vested on the date of grant. The replacement options will have the same vesting schedule as the options being replaced.

•	The exchange program will begin within one year of the date of stockholder approval. The board and the compensation committee will determine the actual start date within that time period. If the exchange program does not commence within one year of stockholder approval, we will consider any future exchange or similar program to be a new one, requiring new stockholder approval before it could be implemented.

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, the board and the compensation committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if stockholder approval is obtained.

Reasons for the Option Exchange Program

We believe that an effective and competitive incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help the company achieve its business objectives. Stock options constitute a key component of our incentive and retention programs because the board and the compensation committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. Our long-term incentive compensation program has approximately 27% of our employees participating including the last grant of equity awards in February 2009. The company has offered stock options and restricted stock units (RSUs) to our employees since our initial public offering in October of 2004.

Due to the significant decline of our stock price during the last seven months, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market on April 16, 2009 was $7.41, whereas, the weighted average exercise price of all outstanding options held by our employees and eligible under the proposed exchange program was $25.10. As of March 31, 2009, approximately 100% of outstanding stock options held by our employees were underwater. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentive and retention value that our board and the compensation committee believe is necessary to motivate and retain our employees.

Alternatives Considered

When considering how best to continue to incentivize and reward our employees who have underwater options, we considered the following alternatives:

•	Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base and target non-equity incentive compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our operating income and cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

•	Grant additional equity awards. We also considered special grants of additional stock options at current market prices. However, these additional grants would increase the dilution to our stockholders.

•	Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our operating income and cash flow from operations, which could adversely affect our business and operating results. Further, we do not believe that such a program would have significant long-term retention value.

•	Exchange options for RSUs. We also considered implementing a program to exchange underwater options for RSUs. However, in order to ensure that the exchange program is approximately cost neutral from an accounting perspective, the exchange ratios for an options-for-restricted stock units exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that employee participation in an options-for-restricted stock units exchange program would be lower than with an options-for-options exchange program.

Implementation of the Option Exchange Program

We determined that a program under which our employees could exchange stock options with higher exercise prices for a lesser number of stock options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:

•	The exchange program offers a reasonable, balanced and meaningful incentive for our eligible employees. Under the exchange program, participating employees will surrender eligible underwater options for replacement options covering fewer shares with a lower exercise price and the same vesting schedule.

•	The exchange ratio will be calculated to return value to our stockholders. We will calculate the exchange ratios to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our future reported earnings. We believe fewer shares subject to options with lower exercise prices represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. Additionally, stock options will provide value to employees only if the company’s share price increases over time thereby aligning employee and stockholder interests.

•	The reduced number of shares subject to the replacement options will conserve our equity pool. Under the exchange program, shares subject to eligible options that are surrendered in exchange for a lesser number of replacement options will return to the pool of shares available for future grant under our Plan. This return of shares will constitute an efficient use of the shares available for future issuance.

•	None of our Independent members of our board or the Calamos Principals will be eligible to participate in the exchange program. Although our independent directors and the Calamos Principals also hold options that are significantly underwater, these individuals are not eligible to participate in the exchange program because we believe that their compensation should remain at greater risk based on our stock price.

Description of the Option Exchange Program

Implementing the Exchange Program.  We have not commenced the exchange program and will not do so unless our stockholders approve this proposal. If the company receives stockholder approval of the Plan amendment, the exchange program may commence at a time determined by the board or the compensation committee, with terms expected to be materially similar to those described in this proposal. The approval will be for an exchange program. Even if our stockholders approve this proposal, the board or the compensation committee may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this proposal by our stockholders. If the exchange program does not commence within one year after the date of stockholder approval, the company will not commence an exchange or similar program without again seeking and receiving stockholder approval.

Upon commencement of the exchange program, employees holding eligible options would receive written materials explaining the precise terms and timing of the exchange program. Employees would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange any number of their eligible options, on a grant-by-grant basis, for replacement options. After the offer to exchange is closed, the eligible options surrendered for exchange would be cancelled, and the compensation committee would approve grants of replacement options to participating employees in accordance with the applicable exchange ratios. All such replacement options would be granted under the Plan and would be subject to the terms of the Plan.

At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as stockholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on our Investor Relations web site at http://investors.calamos.com.

If you are both a stockholder and an employee holding eligible options, please note that voting to approve the Plan amendment authorizing the exchange program does not constitute an election to participate in the exchange program.

Eligible Options.  To be eligible for exchange under the exchange program, an underwater option must have been granted between October 27, 2004 and December 31, 2007.

Eligible Participants.  The exchange program will be open to all employees who hold eligible options, except as described below. To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted. The exchange program will not be open to independent members of the board or the Calamos Principals. As of March 31, 2009, there were 65 employees eligible to participate in the exchange program.

Exchange Ratios.  Exchange ratios will be established to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make the grant of replacement options cost neutral for financial accounting purposes. The actual exchange ratios will be determined by the compensation committee shortly before the start of the exchange program.

These exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes option pricing model). The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of an option. The exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to the fair value of the surrendered eligible options they replace. These exchange ratios are intended to eliminate any additional compensation cost recognized on the replacement options, other than compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. For illustration purposes, assume we were to begin the exchange program on June 1, 2009. If at the time we set the exchange ratios the fair market value of our common stock was $6.00 per share, then the following exchange ratios would apply based on the above method:

Exercise Price of	The Exchange Ratio Would Be
Eligible Options	(Eligible Option to Replacement Option)

$18.00	1.70-to-1
$28.76	2.60-to-1
$35.43	3.10-to-1
$25.74	2.20-to-1
$27.58	2.20-to-1

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the exchange offer based on a $9.00 exercise price for the replacement options. We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program. The total number of replacement options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For purposes of example only, if a participating employee exchanged an eligible option for 1,000 shares with an exercise price of $9.00 per share and the exchange ratio was one share of replacement option for every 1.70 surrendered eligible option shares, the employee would receive a replacement option for 588 shares in exchange for the surrendered eligible option (1,000 divided by 1.70).

Continuing this example, if we assume that all eligible options remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange at March 31, 2009:

				Maximum Number of
	Number of shares			Shares Underlying
	Underlying	Remaining Life	Exchange	Replacement Options
Exercise Prices of Eligible Options	Eligible Options	Eligible (Years)	Ratio	That May be Granted

$18.00	136,982	5.6	1.70-to-1	80,578
$28.76	11,475	5.9	2.60-to-1	4,413
$35.43	37,740	6.9	3.10-to-1	12,174
$25.74	14,569	7.3	2.20-to-1	6,622
$27.58	215,100	7.9	2.20-to-1	97,773

Total	415,866			201,560

After the exchange as presented in this example (assuming all eligible options are tendered), there will be 5,726,848 shares available for grant, 2,366,319 options outstanding and 1,285,796 restricted stock unit awards outstanding. The outstanding options would have a weighted average exercise price of $22.54 and a weighted average remaining term of 7.5 years. The weighted average exercise price of the outstanding options is substantially higher than the exercise price of the replacement options as the independent board members and Calamos Principals are not eligible to participant in the program and their stock options represent over 90% of the outstanding options after the exchange (assuming all eligible options are tendered).

Election to Participate.  Participation in the exchange program will be voluntary. Eligible employees will be permitted to exchange any number of their eligible options for replacement options on a grant-by-grant basis.

Exercise Price of Replacement Options.  All replacement options will be granted with an exercise price ranging from $9.00 to $12.00, but in no event less than 120% of the closing price of our common stock on the date of grant.

Vesting of Replacement Options.  The replacement options will have the same vesting schedule as the original options.

Term of the Replacement Options.  The term of the replacement options will equal the remaining term of the original options.

Other Terms and Conditions of the Replacement Options.  The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All replacement options will be nonstatutory stock options granted under our Plan, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered.  The eligible options surrendered for exchange will be cancelled and all shares of common stock that were subject to such surrendered options will again become available for future awards under the Plan.

Accounting Treatment.  Under SFAS 123(R), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because the exchange ratios will be calculated to result in the fair value of surrendered eligible options being approximately equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

U.S. Federal Income Tax Consequences.  The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program.

Potential Modification to Terms to Comply with Governmental Requirements.  The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. The compensation committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal tax consequences.

Plan Benefits Relating to the Option Exchange Program

Because participation in the exchange program is voluntary, the benefits or amounts that will be received by participants are not currently determinable. We are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. Our independent board members and the Calamos Principals will not be eligible to participate in the exchange program. Based on the assumptions described above and a $6.00 share price, the maximum number of shares underlying options that would be cancelled would be 415,866 shares, and the maximum number of shares underlying new options that would be granted would be 201,560 shares.

Effect on Stockholders

We are unable to predict the precise impact of the exchange program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. The exchange program was designed in the aggregate to be accounting cost neutral to the company. Based on the assumptions described above, including a $6.00 share price, if all eligible options are exchanged, options to purchase approximately 415,866 shares will be surrendered and cancelled, while replacement options covering approximately 201,560 shares will be granted resulting in a net reduction in the equity award overhang by approximately 214,306 shares. Following the exchange program, if all eligible options are exchanged, we will have approximately 2,366,319 options outstanding, with a weighted average exercise price of $22.54 and a weighted average remaining term of 7.5 years. Giving pro forma effect to an option exchange program in which all eligible options are exchanged, the total number of shares subject to outstanding equity awards as of March 31, 2009, would be approximately 3,652,115 shares. As of March 31, 2009, the total number of shares of our Class A common stock outstanding was 19,621,097.

Text of Amendment to Existing Equity Plans

In order to permit the company to implement the stock option exchange program in compliance with its existing Plan and applicable NASDAQ listing rules, the compensation committee recommended and the board approved an amendment to the company’s Plan, subject to approval of the amendment by the company’s stockholders. The company is seeking stockholder approval to amend the Plan to allow for the exchange program. The amendment would add a new Section to the Plan which would substantially read as follows:

Notwithstanding any other provision of the Plan to the contrary, upon approval of the company’s stockholders, the committee may provide for, and the company may implement, an option exchange offer, pursuant to which certain outstanding options could, at the election of the person holding such option, be tendered to the company for cancellation in exchange for the issuance of a lesser amount of options with a lower exercise price, provided that such option exchange offer is commenced within one year of the date of such stockholder approval.

Summary of the Plan

The following is a summary of the material terms of the Plan as proposed to be amended and is qualified in its entirety by reference to the Plan. A copy of the Plan prior to the amendment submitted for stockholder approval at this annual meeting may be found attached as exhibit 10.5 to the company’s Quarterly Report on Form 10-Q filed with the SEC on December 3, 2004.

Administration.  The compensation committee administers the Plan, with certain actions subject to the review and approval of the full board. The compensation committee has full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Plan. In addition, the compensation committee has the authority to interpret the Plan and the awards granted under the Plan, and establish rules and regulations for the administration of the Plan. The compensation committee may delegate the administration of the Plan to the company’s officers, including the maintenance of records of the awards and the interpretation of the terms of the awards.

Eligible Participants.  Any employee, consultant or non-employee director providing services to the company or to any affiliate of the company, who is selected by the compensation committee, is eligible to receive awards under the Plan.

Shares Available for Awards.  The aggregate number of shares of common stock issuable under the Plan is 10 million. The aggregate number of shares of common stock which may be granted to any one participant in any one year under the Plan is 1 million. The maximum aggregate number of shares of common stock which may be granted as incentive stock options is 10 million. The compensation committee may adjust the aggregate number of shares reserved for issuance under the Plan in the case of a stock dividend or other distribution, including a stock split, merger, extraordinary dividend, or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Plan. If any shares of common stock subject to any award or to which an award relates, granted under the Plan are forfeited, become unexercisable, or if any award terminates without the delivery of any shares, the shares of common stock previously set aside for such awards will be available for future awards under the Plan.

Types of Awards and Terms and Conditions.  The Plan permits the grant of the following awards: (i) stock options; (ii) stock appreciation rights; (iii) stock awards; (iv) stock units; (v) dividend equivalent rights; (vi) cash awards; and (vii) any other type of award that is not inconsistent with the Plan. Awards may be granted alone, in addition to, or in combination with any other award granted under the Plan.

Change of Control.  In the event of a change of control of the company (as defined in the Plan) and subject to certain limitations and restrictions as more fully described in the Plan, all stock-based awards granted under the Plan shall immediately vest 100% in each participant and all performance-based awards shall be immediately paid out.

Termination of Employment.  Vested awards granted under the Plan will generally expire, terminate, or otherwise be forfeited three (3) months after termination of a participant.

Duration, Termination and Amendment.  Unless terminated by the board or the compensation committee earlier, the Plan will terminate when all shares of Class A common stock subject to the Plan have been issued, but in no event shall an award be granted under the Plan after the tenth (10th) anniversary of the date the company’s stockholders approved the Plan. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date. The board, and the compensation committee, may generally amend or terminate the Plan as determined to be advisable. Stockholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of NASDAQ, or rules of the SEC. The board or the compensation committee has specific authority to amend the Plan without stockholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the Plan or any award agreement.

Transferability of Awards.  Unless otherwise provided by the compensation committee, awards under the Plan may only be transferred by will or the laws of descent and distribution. The committee may permit further transferability pursuant to conditions and limitations that it may impose, except that no transfers for consideration will be permitted.

Prohibition on Repricing Awards.  Without the approval of the company’s stockholders, no award may be repriced. However, upon approval of the company’s stockholders of this proposal to amend the existing Plan, the compensation committee may provide for, and the company may implement, an option exchange offer, pursuant to which certain outstanding options could, at the election of the person holding such option, be tendered to the company for cancellation in exchange for the issuance of a lesser amount of options with a lower exercise price, provided that such stock option exchange offer is commenced within one year of the date of such stockholder approval.

U.S. Federal Income Tax Consequences.  The following briefly describes the U.S. federal income tax consequences of the Plan generally applicable to the company and to employees and non-employee directors who are U.S. citizens. The discussion is general in nature and does not address issues relating to the tax circumstances of any individual employee or non-employee director. The discussion is based on the Internal Revenue Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement. The description is therefore subject to future changes in the law, possibly with retroactive effect. The description does not address the consequences of state, local or foreign tax laws.

Nonqualified Stock Options.  An optionee generally will not recognize any taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, the optionee generally will recognize taxable ordinary income equal to the difference between the amount the optionee received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date and the option exercise price.

Incentive Stock Options.  An optionee generally will not recognize taxable income upon the grant of an incentive stock option. If an optionee exercises an incentive stock option during employment or within three months after his or her employment ends other than as a result of death (12 months in the case of disability), the optionee will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the optionee generally will have taxable income for alternative minimum tax purposes at the time as if the option were a nonqualified stock option). If an optionee sells or exchanges the shares after the later of (a) one year from the date the optionee exercised the option and (b) two years from the grant date of the option, the optionee will recognize long-term capital gain or loss equal to the difference between the amount the optionee received in the sale or exchange and the option exercise price. If the optionee disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the optionee generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the optionee will have long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price increased by the amount of ordinary income, if any, the optionee recognized.

With respect to both nonqualified stock options and incentive stock options, special rules apply if an optionee uses shares already held by the optionee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the optionee.

Stock Appreciation Rights (SARs).  The recipient of a SAR generally will not recognize taxable income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, the holder generally recognize taxable ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant price of the SAR.

Tax Consequences to the company.  In the foregoing cases, the company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under the Internal Revenue Code.

Tax Withholding.  The company is authorized to withhold from any award granted or payment due under the Plan the amount of any withholding taxes due in respect of the award and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. The compensation committee is authorized to establish procedures for election by participants to satisfy their obligations for the payment of withholding taxes by delivery of shares of our Class A common stock or by directing the company to retain stock otherwise deliverable in connection with the award.

Plan Benefits

All awards to employees, consultants or non-employee directors under the Plan are made at the discretion of the compensation committee. Therefore, the benefits and amounts that will be received or allocated under the Plan are not determinable at this time. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards for 2008” table. Grants made to our non-employee directors in the last fiscal year are described in “Director Compensation Table for 2008.” For further information regarding the potential benefits and amounts for participants in connection with the exchange program, see “Plan Benefits Relating to the Exchange Program.”

Stockholder Approval

This proposal to amend the Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. If stockholders approve this proposal, the board and compensation committee intend to commence the exchange program as soon as practicable after the annual meeting. If stockholders do not approve this proposal, the exchange program will not take place.

Recommendation of the Board

For the foregoing reasons, the board of directors recommends a vote “FOR” the amendment of the company’s existing equity Plan to allow for a stock option exchange program for employees other than our independent directors and the Calamos Principals. The voting requirements for this proposal are described in the Voting Information section.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Conflict of Interests Policy

As required under the NASDAQ rules and pursuant to our Conflict of Interests Policy in our second amended and restated certificate of incorporation, related party transactions shall be reviewed and approved by our independent directors or independent stockholders. Our Conflict of Interests Policy also allows related party transactions to be effected pursuant to guidelines approved in good faith by our independent directors or stockholders. The independent directors or independent stockholders must act in good faith and the material facts as to the relationship or interest and as to the transaction must be disclosed or known to them. Approval of a transaction requires the affirmative vote of a majority of the independent directors or voting power held by the independent stockholders.

For more information and to review our Conflict of Interests Policy as adopted, please see Article X of our second amended and restated certificate of incorporation which was Exhibit 3(i) to the company’s Annual Report on Form 10-K filed with the SEC on March 13, 2009.

Since the adoption of our Conflicts of Interests Policy, related party transactions have been presented to the audit committee of the board of directors for review.

Management Services and Resources Agreements

Calamos Family Partners and Calamos Property Holdings (each of which are owned by the Calamos Principals and family affiliates) have entered into a Management Services and Resources Agreement with the company and Dragon Leasing Corporation (which is solely owned by John P. Calamos, Sr.) has entered into a Management Services Agreement with us. Pursuant to these agreements, as amended, the parties provide to each other certain services and resources, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of their businesses and providing personnel to perform certain management and administrative services. The agreements each have a term of one year and are renewable annually. The agreements are terminable on 30 days notice by either party. In the agreements, each party has agreed to indemnify the other for any damages suffered as a result of the indemnifying party’s breach of the contract, negligence, willful misconduct or reckless disregard of its duties. In accordance with the terms of the agreements, the parties have agreed to pay each other an amount equal to the Direct Cost (as defined below) paid or incurred plus an expense allocation component for indirect expenses such as employee compensation and benefits. “Direct Cost” means, with respect to each service or resource provided, the direct out-of-pocket expenses paid to or incurred with third parties in connection with providing such service or resource, including, without limitation, shipping, handling, travel expenses, payments to third parties (including, without limitation, all professional fees), printing and postage. For the year ended December 31, 2008, management services expenses allocated from the company to Calamos Family Partners, Calamos Property Holdings and Dragon Leasing Corporation were $2,011,000, $431,000 and $54,000, respectively. Calamos Property Holdings allocated $1,653,000, of management services expenses to the company during 2008.

Registration Rights Agreement

In connection with our initial public offering, we entered into an agreement with Calamos Family Partners and John P. Calamos, Sr. that grants registration rights with respect to shares of our Class A common stock (which we refer to as registrable securities) issuable or issued upon conversion of shares of our Class B common stock or in exchange for ownership in Calamos Holdings.

The registration rights agreement provides that Calamos Family Partners and John P. Calamos, Sr. and their assigns are entitled to unlimited “piggyback” registration rights, meaning they can include their registrable securities in registration statements filed by us for our own account or for one or more of our stockholders. Calamos Family Partners and John P. Calamos, Sr. and their assigns will also be entitled to, on 15 occasions, “demand” that we register registrable securities held by them at any time commencing at least 365 days after the effective date of the registration statement, provided that the aggregate number of registrable securities subject to each demand constitutes at least 5% of the registrable securities on the date of the registration rights agreement or has an aggregate minimum market value of at least $85 million. By using two demands, Calamos Family Partners and John P. Calamos, Sr. and their assigns may require that the registration statement be in an appropriate form under the Securities Act of 1933 (a shelf registration statement) relating to any of the registrable securities in accordance with the methods and distributions set forth in the shelf registration statement and under Rule 415 under the Securities Act of 1933. Notwithstanding the foregoing, we will not be required to prepare and file more than two registration statements in any 12-month period pursuant to such demands. We have agreed to pay the costs associated with all such registrations.

The registration rights agreement will remain in effect as long as there are outstanding registrable securities or securities of Calamos Asset Management or Calamos Holdings that are convertible into or exchangeable for registrable securities.

Tax Indemnity Agreement

Calamos Family Partners has entered into an agreement with Calamos Asset Management and Calamos Holdings in order to address certain matters among themselves in respect of the allocation of taxable income and liability for taxes. Under the terms of this agreement, Calamos Family Partners will generally indemnify us for any income taxes (including any interest and penalties on any such income taxes) related to Calamos Family Partners, Inc., Calamos Asset Management (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. incurred before the initial public offering closing. This indemnification will also cover any income taxes (including any interest and penalties on any such income taxes) incurred upon the conversion of Calamos Family Partners, Calamos Asset Management (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. into, respectively, Calamos Partners LLC, Calamos Advisors LLC, Calamos Financial Services LLC and Calamos Property Management LLC. The terms of the Tax Indemnity Agreement will survive until the expiration of the applicable statute of limitations. The Tax Indemnity Agreement contains provisions that allow Calamos Family Partners to control the proceedings of any tax audits and tax controversies that relate to periods prior to the closing of the initial public offering. The Tax Indemnity Agreement also requires cooperation on a going-forward basis among the parties.

Contribution Agreement

In connection with the company’s reorganization, Calamos Family Partners entered into a contribution agreement with Calamos Holdings on October 15, 2004, whereby Calamos Family Partners contributed all of its assets and liabilities, including all of the equity interests in its four wholly owned subsidiaries, to Calamos Holdings. In exchange for contributing its assets and liabilities to Calamos Holdings, Calamos Family Partners received 100% of the membership units in Calamos Holdings. The agreement provides that Calamos Holdings will indemnify Calamos Family Partners and its employees, officers and directors for any losses they may suffer or incur arising out of Calamos Family Partners’ ownership of the contributed assets and liabilities or the conduct of the business prior to the date of the agreement (other than losses which Calamos Family Partners is agreeing to indemnify Calamos Asset Management and Calamos Holdings for under the Tax Indemnity Agreement).

Airplane Lease and Service Agreements

We are party to a non-exclusive aircraft sublease agreement that allows us to lease an airplane from Dragon Leasing Corporation for business travel, subject to availability. Aircraft-related fees incurred under this agreement were $1,042,000 for the year ended December 31, 2008. We also entered into a joint use and management agreement, pursuant to which Calamos Holdings had agreed to (i) pay for aircraft management services as well as other aircraft-related expenses and (ii) provide pilot services at an established rate per flight hour. The joint use and management agreement, which was originally with Aspen Executive Air LLC and subsequently assigned to Pinnacle Air, LLC, was terminated on November 13, 2008. Aspen Executive Air LLC and Pinnacle LLC were majority owned and controlled by John P. Calamos, Sr. Total service fees incurred and income earned pursuant to the joint use and management agreement were $489,000 and $95,000, respectively, for the year ended December 31, 2008.

Leases of Corporate Headquarters

In October 2004, Calamos Holdings entered into a 20-year lease with 2020 Calamos Court LLC, a subsidiary of Calamos Property Holdings, with respect to the current corporate headquarters constructed for the company’s occupancy. Rent under the lease commenced in April 2005 and will end on May 31, 2025. Annual base rent payments were approximately $3,100,000 for the year ended December 31, 2008 and will increase 3% annually for the remaining term of the lease. Calamos Holdings may not terminate the lease unless a casualty, condemnation or material temporary taking affects all or a substantial portion of the leased premises. 2020 Calamos Court LLC may terminate the lease only upon specified events of default, which are subject to applicable grace periods.

Effective January 2005, Calamos Holdings has been a party to a six-year lease with 1111 Warrenville Road LLC, a subsidiary of Calamos Property Holdings. Rent under the lease commenced in August 2005 and will end December 31, 2010. Effective May 2006, this lease was amended to increase the square footage leased as part of the company’s disaster recovery program. Due to the company’s move to its new headquarters during 2005 and the resulting decrease in required square footage, this agreement replaced a previous month-by-month agreement under which Calamos Advisors, a subsidiary of Calamos Holdings, was obligated to pay monthly base rents and operating expenses of approximately $84,000 that was terminable by either party with 30 days notice. Annual base rent payments were approximately $466,000 for the year ended December 31, 2008 and will increase 3% annually.

In July 2005, Calamos Holdings entered into an agreement with Primacy Business Center LLC, a subsidiary of Calamos Family Partners, where office space is subleased to Primacy Business Center. During 2008, Calamos Holdings recognized sublease rental income of $818,000.

In August 2005, Calamos Holdings entered into a 20-year lease with 2020 Calamos Court Annex LLC, a subsidiary of Calamos Property Holdings, with respect to the employee dining facility in the company’s corporate headquarters. Rent under the lease commenced in December 2005 and will end on May 31, 2025. Annual base rent and operating expenses were approximately $280,000 for the year ended December 31, 2008 and will increase 3% annually.

In November 2007, Calamos Holdings entered into a seven and one-half year lease with CityGate Centre I LLC, a subsidiary of Calamos Property Holdings, with respect to office space for the company. Rent under the lease commenced in May 2008 and will end on April 30, 2015. Initial monthly base rent and operating expenses are approximately $73,000, which will increase 2.5% annually beginning in November 2008. Calamos Holdings has been granted two options to extend the term of the lease for five years each, and has a right of first offer to lease additional contiguous space in the building.

Lunch and Catering Agreement

Calamos Holdings entered into a Lunch and Catering Agreement dated February 13, 2006 with CF Restaurant Enterprises LLC, a subsidiary of Calamos Family Partners, where CF Restaurant Enterprises provides lunch food service to Calamos Holdings through an independent manager at fixed prices in accordance with a pre-approved menu. Calamos Holdings guarantees a certain minimum amount of revenue each business day ($2,750/day) and CF Restaurant Enterprises agrees that certain quantities and combinations of food and beverage will be available at a predetermined price. During 2008, Calamos Holdings incurred expenses of $980,000 related to this agreement.

Employment Arrangements

Effective October 26, 2004, we entered into an employment agreement with John P. Calamos, Jr., the son of John P. Calamos, Sr. Mr. Calamos serves as our Senior Vice President, Portfolio Manager. On January 1, 2006, and on each subsequent January 1, Mr. Calamos’ agreement renewed or will renew for a new three-year term, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. Under the agreement, Mr. Calamos received an initial base salary of $400,000, an annual discretionary target bonus of 300% of base salary and annual equity awards with a value equal to 225% of his base salary. Mr. Calamos’ annual base salary has since increased to $525,000, with the last increase being effective in February 2007. However, as part of our continuing cost containment initiatives, Mr. Calamos voluntarily reduced his annual base salary for 2009 to $250,000. Mr. Calamos’ total compensation for 2008 was $2,029,467.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who beneficially own more than 10% of Calamos Asset Management’s common stock (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. We have reviewed copies of such reports with respect to fiscal year 2008 and we believe all Reporting Persons complied with the applicable filing requirements for fiscal year 2008.

STOCKHOLDER PROPOSALS

Qualified stockholders who wish to have proposals presented at the 2010 annual meeting of stockholders must deliver them to us by December 21, 2009, in order to be considered for inclusion in next year’s proxy statement and proxy, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Any stockholder proposal or director nomination for our 2010 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered untimely if we receive it before February 22, 2010, or after March 24, 2010. Such proposals and nominations must be made in accordance with our by-laws. An untimely proposal may be excluded from consideration at our 2010 annual meeting. All proposals and nominations must be delivered to our Secretary at 2020 Calamos Court, Naperville, Illinois 60563.

STOCKHOLDER ACCESS/COMMUNICATION

Generally, stockholders who have questions about Calamos Asset Management should contact our Investor Relations Department at (630) 577-9688. However, any stockholders who wish to directly address such questions to our board of directors, or any individual director, including a non-management director, should write to any director or to all directors in care of our Secretary, at 2020 Calamos Court, Naperville, Illinois 60563.

ANNUAL REPORT AND FORM 10-K

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is being sent to all stockholders as of the record date and both are available for viewing on the Internet. Please read this information carefully. However, the financial statements in our Annual Report on Form 10-K do not legally form any part of this proxy soliciting material.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 was filed with the SEC and contains our audited consolidated financial statements and all of the information that the regulations of the SEC require to be presented in an annual report to stockholders. For legal purposes, our Annual Report on Form 10-K is our annual report to stockholders.

Stockholders may also obtain a copy of the Annual Report on Form 10-K, without charge, by visiting the Investor Relations section of our website at http://www.investors.calamos.com or by writing to our Secretary, at 2020 Calamos Court, Naperville, IL 60563. Upon written request to our Secretary at the address of our principal executive offices, the exhibits set forth on the exhibit index of our Annual Report on Form 10-K may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits). The contents of the company’s website referenced above are not deemed to be incorporated by reference into this proxy statement.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the annual meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares and is householding our proxy materials, this means that:

•	Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you call 1-800-542-1061.

•	You can contact us by calling (630) 245-7200 or by writing to our Secretary, at 2020 Calamos Court, Naperville Illinois 60563, to request a separate copy of the annual report on Form 10-K and proxy statement for the annual meeting or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

OTHER MATTERS

We know of no other voting matters to be presented to you at the annual meeting. As stated in an earlier section, if other matters are considered at the annual meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Calamos Asset Management.

We post our periodic filings as well as other important information, including corporate governance documents, press releases, investor presentations, assets under management reports and other documents, on our website at http://investors.calamos.com. We encourage stockholders and investors to visit our website and review such filings, communications and documents.

☒	Votes must be indicated (x) in Black or Blue ink.	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	Please Mark Here	☐
for Address Change or Comments
SEE REVERSE SIDE

		FOR	WITHHOLD	EXCEPTIONS*
		ALL	FOR ALL

1.	ELECTION OF DIRECTORS — TERMS TO EXPIRE IN 2010	☐	☐	☐

Nominees:
01 G. Bradford Bulkley
02 Mitchell S. Feiger
03 Richard W. Gilbert
04 Arthur L. Knight

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line).

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2009.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	APPROVAL TO AMEND THE COMPANY’S INCENTIVE COMPENSATION PLAN TO ALLOW FOR A STOCK OPTION EXCHANGE PROGRAM.	☐	☐	☐

4.	IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

	I plan to attend the meeting.		☐

Signature	Signature	Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲

Annual Meeting of
Stockholders of
Calamos Asset Management, Inc.
May 22, 2009
9:00 a.m.
2020 Calamos Court
Naperville, Illinois 60563

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED CLASS A STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND OTHERWISE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
CALAMOS ASSET MANAGEMENT, INC.
     The undersigned hereby appoints John P. Calamos, Sr., Nick P. Calamos and James J. Boyne, attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Class A common stock of Calamos Asset Management, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Calamos Asset Management, Inc. to be held May 22, 2009 or any adjournment or postponement thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND PROPOSAL 3. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

ADMISSION TICKET
If you plan to attend the Annual Meeting, please be
sure to check the “I plan to attend the meeting"
box on the reverse side of the proxy card.